Execution Copy




                            ASSET PURCHASE AGREEMENT
                                  by and among

                     Aalberts Industries U.S. Holding Corp.

                                   ("Parent")

                          Elkhart Products Corporation
                            (a Delaware corporation)

                                       and

                             Elkhart Products, Ltd.
                             (a Canada corporation)

                                 ("Purchasers"),

                                       and

                         Amcast Industrial Corporation,

                          Elkhart Products Corporation
                            (an Indiana corporation),
                                       and

                             Amcast Industrial Ltd.,

                            (collectively, "Sellers")



                               Dated July 8, 2004

                                Table of Contents

                                                                            Page

1.       AGREEMENT TO SELL AND AGREEMENT TO PURCHASE...........................1

         1.1      Assets to be Conveyed........................................1

         1.2      Excluded Assets..............................................3

         1.3      Closing......................................................4

2.       CONSIDERATION TO BE PAID BY PURCHASER.................................4

         2.1      Purchase Price for Acquired Assets; Payment Thereof..........4

         2.2      Liabilities Assumed by Purchasers............................5

         2.3      Liabilities Not Assumed by Purchaser.........................6

         2.4      Purchase Price Adjustment....................................6

         2.5      Sales Taxes..................................................7

         2.6      Price Allocation.............................................7

3.       REPRESENTATIONS AND WARRANTIES OF PURCHASERS AND PARENT...............8

         3.1      Organization, Good Standing, Authority and Enforceability....8

         3.2      Agreement Not in Breach of Other Instruments.................8

         3.3      Consents.....................................................8

         3.4      Available Funds..............................................9

         3.5      No Brokerage Fees............................................9

4.       REPRESENTATIONS AND WARRANTIES OF SELLERS.............................9

         4.1      Organization, Good Standing and Authority....................9

         4.2      Authorization of Agreement; No Conflict......................9

         4.3      Acquired Assets.............................................10

         4.4      Financial Statements........................................10

         4.5      Real Property and Leaseholds................................11

         4.6      Tangible Personal Property Other Than Inventory.............12

         4.7      Intellectual Property Assets................................12

         4.8      Insurance...................................................13

         4.9      Environmental Matters.......................................14

         4.10     Employment Matters..........................................14

         4.11     Employee Benefit Plans......................................16

                                Table of Contents
                                   (continued)
                                                                            Page

         4.12     Contracts...................................................17

         4.13     Consents....................................................18

         4.14     [Reserved]..................................................18

         4.15     Disclaimer..................................................18

         4.16     Inventory...................................................18

         4.17     Products Liability..........................................19

         4.18     Customers and Suppliers.....................................19

         4.19     Litigation..................................................19

         4.20     Taxes.......................................................19

         4.21     Agreements and Transactions with Related Parties............21

         4.22     Absence of Changes..........................................21

         4.23     Compliance with Laws........................................22

         4.24     Utilities...................................................22

         4.25     Receivables.................................................22

         4.26     No Broker's Fees............................................22

         4.27     Sufficiency of Assets.......................................22

         4.28     No other Representations and Warranties.....................22

         4.29     Books and Records...........................................23

         4.30     Backlog.....................................................23

         4.31     Other Information...........................................23

5.       CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES.................23

         5.1      Reasonable Efforts; Further Assurances......................23

         5.2      Access......................................................23

         5.3      Covenant Not to Compete.....................................24

         5.4      Accounts Receivable.........................................24

         5.5      Employees...................................................25

         5.6      Consents....................................................26

         5.7      Use of Business Names by Purchasers.........................26

         5.8      Bulk Transfer Laws..........................................27

                                Table of Contents
                                   (continued)
                                                                            Page

         5.9      Reimbursement for Product Warranty Obligations..............27

         5.10     Prorations..................................................27

         5.11     Confidentiality.............................................27

         5.12     Tax Matters.................................................29

         5.13     Operations Pending Closing..................................29

         5.14     Expenses....................................................30

         5.15     Title Commitment and Survey.................................30

         5.16     Motor Vehicles..............................................30

         5.17     Exclusivity Agreement.......................................30

         5.18     Intellectual Property License...............................31

         5.19     Multiemployer Plan..........................................31

6.       CONDITIONS TO CLOSING................................................32

         6.1      Conditions to Obligations of Each Party.....................32

         6.2      Conditions to Obligations of the Buying Parties.............32

         6.3      Conditions to Obligations of Sellers........................34

7.       INDEMNIFICATION......................................................35

         7.1      Indemnification by Sellers..................................35

         7.2      Indemnification by the Buying Parties.......................36

         7.3      Determination of Loss.......................................36

         7.4      Limitations on Indemnification..............................37

         7.5      Indemnification Procedure...................................39

         7.6      Exclusive Remedy............................................40

         7.7      Survival....................................................40

8.       TERMINATION..........................................................41

         8.1      Termination Events..........................................41

         8.2      Effect of Termination.......................................41

9.       MISCELLANEOUS........................................................42

         9.1      Entire Agreement............................................42

         9.2      Amendments; Waiver..........................................42

                                Table of Contents
                                   (continued)
                                                                            Page

         9.3      Successors; Assignment......................................42

         9.4      Notices.....................................................42

         9.5      Severability and Reformation................................43

         9.6      No Third Party Beneficiary..................................43

         9.7      Applicable Law..............................................43

         9.8      Mediation and Arbitration...................................43

         9.9      Counterparts................................................45

         9.10     Headings; Construction......................................45

         9.11     Consent to Service of Process and Jurisdiction..............45

         9.12     Appointment of Amcast as Agent for Seller...................45

         9.13     Certain Information.........................................46

10.      CERTAIN DEFINITIONS..................................................46

         10.1     Definitions.................................................46

                                    SCHEDULES

Schedule 1.1(d)...Prepaid Expenses
Schedule 1.1(h)...Facility Leases
Schedule 1.1(i)...Motor Vehicles
Schedule 1.1(j)...Leasehold Improvements and Construction in Progress
Schedule 1.1(k)...Listed Intellectual Property Assets
Schedule 1.1(l)...Owned Real Property
Schedule 1.2(c)...Assets Subleased to Affiliates of Seller
Schedule 1.2(k)...Certain Excluded Assets
Schedule 2.2(d)...Employment and Retention Obligations of Sellers
Schedule 2.6......Allocation of Purchase Price and Assumed Obligations for Tax
                  Purposes
Schedule 3.3......Buying Parties' Required Consents
Schedule 6.1(d)...Consents Required for Closing

                                    EXHIBITS

Exhibit A.........         Form of Instrument of Assumption
Exhibit B.........         Form of Bill of Sale
Exhibit C.........         Form of Legal Opinion (Sellers')
Exhibit D.........         Form of Supply Agreement
Exhibit E.........         Form of Legal Opinion (Parent and Purchasers')
Exhibit F.........         Form of Transition Services Agreement
Exhibit G.........         Form of Escrow Agreement

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT ("Agreement") is dated as of July 8, 2004, by and among Aalberts Industries U.S. Holding Corp., a Delaware corporation
("Parent"), Elkhart Products Corporation, a Delaware corporation ("U.S. Purchaser"), Elkhart Products, Ltd., a Canada corporation ("Canadian Purchaser"), Amcast Industrial Corporation, an Ohio corporation ("Amcast"), Elkhart Products Corporation, an Indiana corporation ("Elkhart Products"), Amcast Industrial Ltd., a Canada corporation ("Amcast Canada" and together with Amcast, Amcast Canada and Elkhart Products, "Sellers"). Section 10 of this Agreement defines certain capitalized terms used but not elsewhere defined in this Agreement.

                                    RECITALS:

     A........WHEREAS,  Sellers are engaged in the business of manufacturing and selling copper fittings, manufacturing and selling aluminum extrusions for pistons and manifolds used in automotive and air conditioning applications, and selling brass plumbing products and brass casting products (excluding such businesses as operated by any Seller or its Affiliates at its Anniston, Alabama facility, the "Business");

     B........WHEREAS, Parent is a corporation engaged in the business of, among
other  things,   developing,   producing  and  selling   dispense   systems  and
distribution systems for various industrial uses;

     C........WHEREAS,  U.S. Purchaser and Canadian Purchaser ("Purchasers") are
wholly owned subsidiaries of Parent; and

     D........WHEREAS,  U.S. Purchaser desires to purchase  substantially all of the assets of each Seller used by such Seller or necessary for the operation of the Business in the United States and Canadian Purchaser desires to purchase substantially all of the assets of each Seller used by such Seller or necessary for the operation of the Business in Canada, and Sellers desire to sell such assets to Purchasers, all upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, for and in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, the parties hereto agree as follows:

1. AGREEMENT TO SELL AND AGREEMENT TO PURCHASE.

     1.1  Assets to be Conveyed.

     On the terms and subject to the conditions set forth herein, and except as provided in Section 1.2 hereof, on the Closing Date (as defined in Section 1.3 hereof), (i) each of Amcast and Elkhart Products shall convey, sell, transfer, assign and deliver to U.S. Purchaser free and clear of all Liens (other than Permitted Liens) and U.S. Purchaser shall purchase, acquire and accept from each of Amcast and Elkhart Products, the following assets owned by each of Amcast and Elkhart Products as of the Closing Date and (ii) Amcast Canada shall convey, sell, transfer, assign and deliver to Canadian Purchaser, free and clear of all Liens (other than Permitted Liens) and Canadian Purchaser shall purchase, acquire and accept from Amcast Canada, the following assets owned by Amcast
Canada as of the Closing Date (all of such assets listed in Section 1.1(a) through 1.1(r) being referred to as the "Acquired Assets"):

     (a) inventories of raw materials, work in process, semi-finished goods, finished goods, goods in transit, spare parts and replacement and component parts located or manufactured at the Facilities (collectively, the "Inventory");

     (b) all office and other supplies, containers and other packaging materials, safety equipment, maintenance supplies and other similar items located at the Facilities or used by any Seller primarily in the operation of the Business (collectively, the "Supplies");

     (c) all machinery, parts, toolings, dies, jigs, molds, supplies, office, laboratory and testing, safety and other equipment, computers, tools, furniture, and other tangible personal property located at the Facilities or used primarily in the Business other than Supplies (collectively, the "Equipment");

     (d) the prepaid items, credits, deposits, advance payments, deferred charges, refunds, rebates, rights to payment and other similar assets listed on
Schedule 1.1(d) hereto (the "Prepaid Expenses");

     (e) accounts and notes receivable and any security held by any Seller for the payment thereof to the extent such items relate to the Business, but excluding, for avoidance of doubt, any such items that have been factored to third parties (the "Accounts Receivable");

     (f) all customer lists and other files relating to customers of the Business and, to the extent they relate to the Business (and then only that portion that relates to the Business), all computer software and software in progress, sales brochures, data bases, service records, plans and designs for fixtures and equipment, monitoring and test records, quality control analyses, sales and inventory records, operating guides and manuals, accounting records, studies, reports, correspondence, production records and other books and records (the "Proprietary Information");

     (g) all warranties, indemnifications and guaranties by, and rights, choses in action and claims, known or unknown, matured or unmatured, accrued or contingent against, third parties, to the extent they relate to the Business;

     (h) each Seller's right, title and interest in and to the Facility leases set forth on Schedule 1.1(h) (the "Facility Leases"), the Agreement dated April 21, 2004 between Elkhart Products and Local 1315 of District 90 of the
International Association of Machinists (the "Union Contract"), all other Material Contracts, and all other contracts, agreements and commitments (including customer and purchase orders, whether oral or written, to which a Seller is a party at the Closing Date or by which any of the Acquired Assets is then bound and which relate primarily to the Business (all of the foregoing to be assigned to Purchaser pursuant hereto including the Facility Leases, the Union Contract and the Material Contacts, are hereinafter referred to collectively as the "Contracts" and individually as a "Contract") and including all Contracts pursuant to which any Person is authorized to use any Intellectual Property of Seller that is included in the Acquired Assets or a Seller is authorized to use any other Person's Intellectual Property in the operation of the Business;

     (i) motor vehicles listed on Schedule 1.1(i) hereto;

     (j) those leasehold improvements and construction in progress located on the Facilities, including those set forth on Schedule 1.1(j) hereto;

     (k) patents, patent applications, registered copyrights, copyright applications, registered trademarks, registered service marks, and trademark and service mark applications listed on Schedule 1.1(k) (the "Listed Intellectual Property Assets"), the Intellectual Property licenses and Contracts listed on
Schedule 4.7, together with any Seller's right to assert or sue on any claims based on any such Intellectual Property Licenses or any of the Listed Intellectual Property Assets;

     (l) the real estate described on Schedule 1.1(l), together with all rights of way and easements appurtenant thereto (the "Owned Real Property");

     (m) to the extent it relates to the Business (and then only that portion that relates to the Business), all Intellectual Property other than the Listed Intellectual Property Assets, together with any Seller's right to assert or sue on any claims based thereon;

     (n) the name "Elkhart", "Elkhart Products" and "EPC" and derivatives thereof;

     (o) all Permits;

     (p) goodwill, to the extent it relates to the Business;

     (q) all insurance claims and rights, to the extent that they pertain to the Assumed Liabilities; and

     (r) subject to the provisions of Section 1.2, all other assets owned by a Seller as of the Closing Date used by such Seller primarily in the operation of the Business as currently conducted, wherever located.

     1.2 Excluded Assets.

     Notwithstanding anything contained in Section 1.1 hereof to the contrary, Sellers are not selling, and Purchasers are not purchasing, pursuant to this Agreement, any of the following, all of which shall be retained by the applicable Seller (the "Excluded Assets"):

     (a) any cash, investments and other cash equivalents;

     (b) each Seller's minute books, Tax Returns and other organizational documents, and each Seller's financial records and employment records;

     (c) assets of any Seller that were previously used in the Business but as of the Closing Date are subleased to Affiliates of Sellers, including the assets set forth on Schedule 1.2(c);

     (d) all qualifications to transact business as a foreign corporation, arrangements with registered agents with respect to foreign qualifications, and taxpayer and other identification numbers;

     (e) any Tax benefits and rights to refunds, including rights to any net operating losses;

     (f) any contracts or rights relating to borrowed money;

     (g) any contracts, agreements or rights between a Seller and any of its Affiliates (including another Seller but excluding Lee Brass Company), including any Tax-sharing agreements;

     (h) all insurance contracts and policies, insurance refunds from prepaid insurance, and insurance deposits, recoveries and rights under any current or prior insurance contracts or policies;

     (i) any assets, contracts or rights relating to Seller Benefit Plans other than assets, contracts or rights relating to Seller Benefit Plans required under the Union Contract;

     (j) the trademarks, trade names, business name "Amcast" and any and all variations thereof and any related goodwill, trademark applications and registrations, and internet domain names which consist of or incorporate the name "Amcast" and any and all variations thereof;

     (k) all assets properties and rights owned by Lee Brass Company or LBC Group Corp., and all assets, properties and rights used in the operation of Lee Brass Company's business located in Anniston, Alabama;

     (l) the real property facility at Dayton, Ohio and all tangible assets located at such facility; and

     (m) the assets listed on Schedule 1.2(m).

     1.3 Closing. The closing of the transactions herein contemplated (the "Closing") shall, unless another date, time or place is agreed to by the parties in writing, take place at the offices of Amcast in Dayton, Ohio, at 10 A.M., local time, on July 21, 2004 or, if later, within five business days after the satisfaction or waiver of all conditions set forth in Sections 6.1(b), 6.1(c), 6.2(c) and 6.3(d) hereof. The actual date of Closing is referred to in this Agreement as the "Closing Date."

2. CONSIDERATION TO BE PAID BY PURCHASER.

     2.1 Purchase Price for Acquired Assets; Payment Thereof. The purchase price for the Acquired Assets shall be $57,098,014 (the "Initial Cash Purchase Price"), subject to adjustment pursuant to Section 2.4 below, plus the assumption of the Assumed Liabilities (as defined in Section 2.2). The Initial Cash Purchase Price shall be paid at the Closing to Sellers as follows:

     (a) $56,398,014 shall be paid by Purchasers to Amcast on behalf of all Sellers in cash, certified check, wire transfer or other immediately available funds ("Immediately Available Funds"), and Amcast shall pay over to Amcast Canada that portion of the Initial Cash Purchase Price paid by Canadian Purchaser; and

     (b) $700,000 (the "Escrow Funds") shall be paid in Immediately Available Funds to an escrow agent designated by Sellers and Purchasers, which amount shall be held by a mutually acceptable escrow agent and disbursed in accordance with the terms of an Escrow Agreement in the form attached as Exhibit G to this Agreement (together with any changes thereto as requested by the escrow agent, the "Escrow Agreement"). The Escrow Funds shall be used to pay the premium for a representations and warranty policy to be obtained by Purchasers on terms no less favorable to the insured parties as the terms proposed by AIG in its indication of interest dated June 21, 2004 (the "Indemnification Insurance"). If the Indemnification Insurance is not issued within six (6) months after Closing, the Escrow Funds shall be promptly paid to Sellers; if the policy is issued within six (6) months after Closing but the premium is less than $700,000, then the balance of the Escrow Funds shall be promptly paid to Sellers, and if the premium is more than $700,000, the excess shall be paid by Purchasers.

     2.2 Liabilities Assumed by Purchasers. As further consideration for the purchase of the Acquired Assets and consummation of the other transactions contemplated hereby, on the Closing Date, Purchasers shall assume and agree to pay, perform and discharge in full, when due, the following liabilities of Sellers (excluding the obligations and liabilities specified in Section 2.3) with respect to the Business (the "Assumed Liabilities") by execution and delivery to Sellers of an instrument of assumption in substantially the form attached as Exhibit A (the "Instrument of Assumption"):

     (a) all obligations and liabilities arising under or associated with the Contracts (other than those Contracts that are Excluded Assets and other than Seller Withdrawal Liabilities and Seller Contribution Liabilities), including the Facility Leases and the Union Contract;

     (b) all accounts payable and other liabilities, including all accrued payroll, accrued vacation and accrued sick pay liabilities, all accrued payroll Taxes, all accrued real and personal property, franchise and sales and use Taxes (but excluding any income or Michigan Single Business Tax) (all such Taxes being assumed by Purchaser are referred to in this Agreement as the "Affected Taxes"), all obligations for contributions required to be made by Sellers and ERISA Affiliates with respect to the I.A.M. Multiemployer Plan for the time period ending on the Closing Date, and all other current and deferred liabilities of Sellers with respect to the Business, in each case to the extent they are accrued for or reserved against on the Final Closing Working Capital Statement;

     (c) subject to the provisions of Section 5.9, all warranty obligations to repurchase, replace or repair any goods manufactured or sold by the Business before or after Closing; and

     (d) other than Seller Withdrawal Liabilities and Seller Contribution Liabilities, all liabilities or obligations with respect to the I.A.M. National Pension Fund, Benefit Plan B (the "I.A.M. Multiemployer Plan") and any other Seller Benefit Plan under the Union Contract, and the obligation to contribute to the I.A.M. Multiemployer Plan as set forth in Section 5.19 below; and

     (e) the  employment  and  retention  obligations  of  Sellers  set forth on
Schedule 2.2(d).

     2.3 Liabilities Not Assumed by Purchaser. Except for the Assumed Liabilities, Purchasers shall not assume or be liable or responsible for, whether as a successor or otherwise, any obligation or liability of any Seller of any kind or nature whatsoever. Without limiting the foregoing sentence, Purchasers shall not assume or become obligated with respect to any pension or similar obligations related to the Business (other than those specified in Section 2.2(d)) or any Employee Liabilities.

     2.4 Purchase Price Adjustment.

     (a) The Initial Cash Purchase Price shall be adjusted by an amount (which may be a positive or negative number) equal to the difference between the Working Capital (as defined below) of the Business at Closing as set forth on the Final Closing Working Capital Statement (as defined below) and $10,500,000 (the "Target Working Capital").

     (b) Sellers shall prepare and deliver to Purchasers within 45 days after Closing an unaudited statement of Working Capital as of June 27, 2004 in accordance with the same methodologies, assumptions and accounting practices used to prepare the Unaudited Financial Statements (as defined in Section 4.4) (the "Closing Working Capital Statement") and, in particular, for purposes of the Closing Working Capital Statement inventory shall be determined using the interim inventory valuation method described in Schedule 4.4. Purchasers shall provide Sellers reasonable access to all books, records and other documents and information requested by Sellers to prepare the Closing Working Capital
Statement. Purchasers shall have 45 days from the date on which the Closing Working Capital Statement is delivered to them to review the Closing Working Capital Statement (the "Review Period"). During the Review Period, Sellers shall provide Purchasers full access upon reasonable advance notice to the information used by Sellers to prepare the Closing Working Capital Statement for purposes of Purchasers' review. Purchasers may dispute items or amounts reflected on the Closing Working Capital Statement on any reasonable basis consistent with this Agreement and with Sellers' historical accounting methodologies, assumptions and practices, by delivering to Sellers, on or prior to the last day of the Review Period, a notice of objection setting forth, in reasonable detail, each disputed item or amount and the basis for Purchasers' disagreement therewith, together with supporting calculations. If no notice of objection is received by Sellers on or prior to the last day of the Review Period, the Closing Working Capital Statement provided by Sellers shall be deemed accepted by Purchasers and shall be final, binding and conclusive on Purchasers. If Purchasers give such notice of objection, then Purchasers and Sellers shall use their reasonable efforts to resolve such dispute. In the event such dispute is not resolved by the parties within fifteen (15) days of the receipt of notice of such objection by Sellers, then the issues in dispute shall be submitted to BDO Seidman, LLP, certified public accountants (the "Accountants") and Purchasers and Sellers shall cause the Accountants to determine the Working Capital of the Business at Closing in accordance with the terms of this Agreement, including the first sentence of this Section 2.4(b), but within the range of differences between the parties and only with respect to the items that are in dispute. If issues in dispute are submitted to the Accountants for resolution, (i) each party shall furnish to the Accountants such workpapers and other documents and information relating to the disputed issues and the Closing Working Capital Statement as the Accountants may request (including a copy of this Agreement) and which are available to that party (or its independent public accountants), and shall be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, which shall be set forth in a written notice delivered to Sellers and Purchasers as soon as practicable by the Accountants, shall be final, binding and conclusive on the parties for all purposes; and
(iii) Purchasers shall bear one-half and Sellers shall bear one-half of the fees of the Accountants for such determination. The Closing Working Capital Statement and Initial Cash Purchase Price, as both are finally adjusted pursuant to this Section, are referred to in this Agreement as the "Final Closing Working Capital Statement" and the "Final Cash Purchase Price," respectively.

     (c) No later than five (5) business days after the final determination of the Working Capital of the Business at Closing, whether by the passing of the Review Period without written notice of objection as set forth in subsection (b) above, the passing of the Review Period by the resolution of the parties or by the determination of the Accountants, if the Working Capital of the Business at Closing as finally determined is greater than the Target Working Capital, Purchasers shall pay such difference to Sellers (allocated among them as set forth on Schedule 2.6), and if the Working Capital of the Business at Closing as finally determined is less than the Target Working Capital, Sellers shall pay such difference to Parent, on behalf of Purchasers. Payments must be made in Immediately Available Funds as requested by the party or parties receiving the funds.

     (d) For purposes hereof, the term "Working Capital" shall mean (i) the sum of Accounts Receivable, Prepaid Expenses, Inventory and other current assets included in the Acquired Assets, less (ii) the sum of accounts payables (including all payables owing to Lee Brass Company or LBC Group Corp.), accrued employment expenses, Affected Taxes and other current and deferred liabilities of the Business included in the Assumed Liabilities. Notwithstanding the foregoing, for purposes of this Agreement, Working Capital shall not include (A) bank debt, (B) costs and expenses associated with the transactions contemplated by this Agreement, (C) long-term indebtedness and the current portion of any such long term indebtedness.

     2.5 Sales Taxes. Sellers shall be responsible for one-half, and Purchasers shall be responsible for one-half, of all sales, use, excise, transfer, value added and similar Taxes imposed by any Government in any jurisdiction on the purchase and sale of any of the Acquired Assets, but excluding GST and any income taxes payable by Sellers as a result of the completion of the transactions described in this Agreement. Amcast Canada and Canadian Purchaser shall jointly elect under Section 167(l) of the Excise Tax Act (Canada), following the prescribed form and including the prescribed information, with respect to the purchase and sale of those of the Acquired Assets located or used in Canada. Amcast Canada shall file the joint election with the return required to be filed by Canadian Purchaser under the Excise Tax Act (Canada) for Canadian Purchaser's reporting period in which the sale was made, in compliance with the requirements of the Excise Tax Act (Canada).

     2.6 Price Allocation. The Initial Cash Purchase Price and the Assumed Liabilities shall be allocated among the Acquired Assets as set forth on
Schedule 2.6 for all Tax purposes. This allocation shall be appropriately adjusted to reflect any increase or decrease in the Initial Cash Purchase Price under Section 2.4. The allocation of the Final Cash Purchase Price and the Assumed Liabilities shall be binding, to the extent not in conflict with applicable Law, upon Purchasers and Sellers for all Tax purposes. Purchasers and Sellers further agree to file, as applicable, their respective U.S. federal income Tax Returns and Form 8594 and, to the extent not in conflict with applicable Law, their other Tax Returns reflecting such allocation and any other reports required by Section 1060 of the Code in accordance with said allocation. Each party agrees to prepare and timely file all applicable IRS forms and forms required under Canadian and provincial Law, to cooperate with the other parties in the preparation of such forms and to furnish the other parties with a copy of such forms prepared in draft, within a reasonable period before the due date thereof. In addition, each party agrees to notify the other parties in the event any taxing authority takes or purports to take a position inconsistent with the agreed-upon allocations.

3. REPRESENTATIONS AND WARRANTIES OF PURCHASERS AND PARENT.

     Each of Purchasers and Parent (the "Buying Parties") represents and warrants to, and covenants and agrees with, each Seller that:

     3.1 Organization, Good Standing, Authority and Enforceability. Each Buying Party is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each Buying Party has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and each other agreement and instrument to be executed by a Buying Party in connection herewith have been (or upon execution shall have been) duly executed and delivered by that Buying Party, have been duly authorized by all necessary corporate action and constitute (or upon execution shall constitute) legal, valid and binding obligations of the Buying Party executing the agreement or instrument, enforceable against the applicable Buying Party in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), and no other corporate actions or proceedings on the part of either Buying Party are necessary to authorize the execution, delivery and performance by the Buying Parties of this Agreement and each other agreement and instrument to be executed by a Buying Party in connection herewith. Canadian Purchaser is not a "non-resident" of Canada within the meaning of the Income Tax Act (Canada). Canadian Purchaser shall register for purposes of the GST Legislation as soon as practicable and shall provide to Sellers its registration number when it is received.

     3.2 Agreement Not in Breach of Other Instruments. Neither the execution and delivery of this Agreement by the Buying Parties nor the consummation by the Buying Parties of the transactions contemplated herein shall result in a violation or breach of, or constitute a default under (a) any agreement, indenture or other instrument to which either Buying Party is a party or by which it is bound, (b) the certificate of incorporation or bylaws of either Buying Party, (c) any judgment, decree, order or award of any court, Government or arbitrator by which either Buying Party is bound, or (d) any Law applicable to either Buying Party.

     3.3 Consents. The execution and delivery of this Agreement by the Buying Parties and the consummation of the transactions contemplated by this Agreement by the Buying Parties (a) do not require the consent, approval or action of, or any filing with or notice to, any Person or Government, except as specified in
Schedule 3.3, and (b) do not require the consent or approval of the shareholders or board of directors of either Buying Party, except such as have been obtained and are in full force and effect.

     3.4 Available Funds. The Buying Parties have readily available to them committed funds sufficient to allow them to consummate the transactions contemplated by this Agreement on a timely basis.

     3.5 No Brokerage Fees. Neither of the Buying Parties nor anyone acting on their behalf has incurred any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Sellers or any of their Affiliates shall be liable.

4. REPRESENTATIONS AND WARRANTIES OF SELLERS.

     Each Seller represents and warrants to, and covenants and agrees with, the Buying Parties that:

     4.1 Organization, Good Standing and Authority. Each Seller is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each Seller has full corporate authority and power to carry on its business as it is now conducted, and to own, lease or operate the Acquired Assets owned, leased or operated by that Seller. Except as set forth on Schedule 4.1, each Seller is qualified to do business and is in good standing in each jurisdiction in which the Acquired Assets are owned, leased or operated by it or the nature of the operation of the Business requires that Seller qualify to transact business as a foreign corporation, other than any jurisdiction in which the failure to be so registered would not reasonably be expected to have a Material Adverse Effect. A list of jurisdictions in which each Seller is registered as a foreign corporation with respect to the Business is attached as Schedule 4.1. Amcast Canada is not a "non-resident" of Canada within the meaning of the Income Tax Act (Canada). Amcast Canada is registered for the purposes of the GST Legislation and shall provide Canadian Purchaser its registration number as soon as practicable after the date of this Agreement. This Agreement provides for the sale to Canadian Purchaser of all or substantially all of the property used in a commercial activity that forms all or a part of a business carried on by Amcast Canada.

     4.2 Authorization of Agreement; No Conflict.

     (a) Each Seller has all requisite power and authority to enter into this Agreement and each other agreement and instrument to be executed by a Seller in connection herewith and to consummate and perform the transactions contemplated hereby and thereby. This Agreement and each other agreement and instrument to be executed by a Seller in connection herewith have been (or upon execution shall have been) duly executed and delivered by the applicable Seller, have been duly authorized by all necessary corporate action and constitute (or upon execution shall constitute) legal, valid and binding obligations of the applicable Seller, enforceable against the applicable Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), and no other corporate actions or proceedings on the part of any Seller are necessary to authorize the execution, delivery and performance by each Seller of this Agreement and each other agreement and instrument to be executed by a Seller in connection herewith.

     (b) Except as set forth in Schedule 4.2, and subject to obtaining the Consents set forth on Schedule 4.13, neither the execution and delivery of this Agreement by Sellers and each other agreement and instrument to be executed by a Seller in connection herewith, nor the consummation and performance of the transactions contemplated herein or therein shall result in a violation or breach of, or constitute a default under (i) the articles of incorporation or bylaws (or analogous documents) of any Seller, (ii) any term or provision of any Material Contract or other contract, indenture, note, mortgage, bond, security agreement, loan agreement, guaranty, pledge, or other agreement, instrument or document to which any Seller is a party or by which any Seller or its assets are bound, (iii) any judgment, decree, order or award of any court, Government or arbitrator by which any Seller is bound, (iv) any Law applicable to any Seller or (v) any Permit.

     4.3 Acquired Assets. Except as set forth in Schedule 4.3, each Seller is, or at the Closing shall be, the lawful owner of each of the Acquired Assets owned by that Seller in the Business, free and clear of all Liens (other than Permitted Liens). Except for Excluded Assets and except as set forth on Schedule 4.3, there are no assets or properties used primarily in the operation of the Business as currently conducted and owned by any Person other than the Sellers that shall not, as of the Closing Date, be leased or licensed to Purchaser under a valid, current lease or license arrangement included among the Contracts or other Acquired Assets. Immediately prior to the Closing, Sellers shall have good and valid title to all of the Acquired Assets free and clear of all Liens (other than Permitted Liens). The tangible Acquired Assets shall be in the possession of a Seller at Closing or at such other locations set forth on Schedule 4.3. Except as set forth on Schedule 4.3, there is no existing contract, agreement, or commitment with, option or right of, or commitment to any Person to acquire any of the Acquired Assets or any interest therein other than contracts entered into in the Ordinary Course of Business for the sale of inventory and other than the sale or other disposition of any other assets not, taken as a whole, material to the operation of the Business as presently conducted in the Ordinary Course of Business. None of the Acquired Assets are located at Amcast's facility located in Dayton, Ohio.

     4.4 Financial Statements. Sellers have made available to the Buying Parties copies of Amcast's audited consolidated balance sheets as at August 31, 2003 and August 31, 2002, and related consolidated audited statements of operations, shareholders' equity and cash flows for each of the three years in the period ended August 31, 2003 (the "Audited Financial Statements"). The Audited Financial Statements include the opinion of Ernst & Young LLP, independent certified public accountants, that such financial statements present fairly, in all material respects, the consolidated financial position of Amcast and subsidiaries as at their respective dates and the consolidated results of their operations and cash flows for each of the three years in the period ended August 31, 2003, in conformity with GAAP. Sellers also have made available to Purchaser copies of the unaudited balance sheets of the Business as at August 31, 2003, August 31, 2002, and May, 31, 2004 (the "Unaudited Balance Sheets"), and the unaudited statements of income of the Business for the 12 months then ended, as to the August 31 statements, and the nine months then ended, as to the April 30 statement (such unaudited statement of income, together with the Unaudited
Balance Sheets, being collectively referred to as the "Unaudited Financial Statements"). Except for footnotes, normal year-end adjustments and as set forth in Schedule 4.4, the Unaudited Financial Statements have been prepared in accordance with GAAP, have been prepared in accordance with the same methodologies, assumptions and accounting practices used to prepare the Audited Financial Statements and present fairly, in all material respects, the financial condition of the Business as at the date thereof and the results of operations of the Business for the periods then ended. The Audited Financial Statements and the Unaudited Financial Statements are collectively referred to in this Agreement as the "Financial Statements." Except as set forth on Schedule 4.4 since April 30, 2004, there has been no material adverse change to the financial condition, results of operations, business, properties, assets or liabilities of the Business, taken as a whole.

     4.5 Real Property and Leaseholds. Except as set forth in Schedule 4.5:

     (a) Each Seller has or will have as of the Closing Date good and valid title to the Owned Real Property shown on Schedule 1.1(l) as owned by that Seller, free and clear of all Liens (other than Permitted Liens).

     (b) All Facility Leases are listed in Schedule 1.1(h). The interests of the applicable Seller in and under each Facility Lease to which it is a party are or will be as of the Closing Date free and clear of Liens (other than Permitted Liens) and except as set forth on Schedule 1.1(h) subject to no present Action or to Sellers' Knowledge any threatened Action.

     (c) Except as set forth on Schedule 4.5, the Real Property constitutes all real property used in the Business other than the Excluded Assets. Except for a Seller, there are no Persons in possession or occupancy of any part of the Real Property or the Facilities or who have possessory rights with respect to any part of the Real Property or the Facilities.

     (d) Each parcel of Real Property has adequate access to the existing roads and other public rights of way for the operation of the Business as presently conducted.

     (e) (i) The present use, occupancy and operation of the Real Property, and all aspects of the improvements to the Real Property (the "Real Property Improvements"), are in compliance with all applicable Laws, except where the lack thereof has not had or would not reasonably be expected to have a Material Adverse Effect; (ii) no Seller has received any written notice during the prior three years of any alleged violations of or liability under any applicable Law or any Government having jurisdiction over any part of the Real Property or the Real Property Improvements or the operation of any part of the Real Property or the Real Property Improvements that has had or would reasonably be expected to have a Material Adverse Effect; and (iii) except as disclosed by surveys thereof provided by Sellers to the Buying Parties, all Real Property Improvements are located within the lot lines (and within the mandatory set-backs from such lot lines established by applicable Law or otherwise) and not over areas subject to easements or rights of way.

     (f) All material certificates of occupancy and other permits and approvals required with respect to the Real Property Improvements and the use, occupancy and operation thereof have been obtained and paid for and are currently in effect.

     (g) No portion of the Real Property is subject to any classification, designation or determination of any Government or pursuant to any Law that would reasonably be expected to materially restrict the current use, occupancy or operation of the Real Property or the Real Property Improvements in connection with the Business as currently conducted. There is no existing, pending, or, to Sellers' Knowledge, threatened condemnation or other taking of all or any part of the Real Property or the Real Property Improvements. No Seller is a party to any lease or rental agreement with respect to any Real Property (whether as a landlord or a tenant) except the Facility Leases.

     4.6 Tangible Personal Property Other Than Inventory.

     (a) Except as set forth in Schedule 4.6(a), all of the machinery, equipment, vehicles and other items of tangible personal property included among the Acquired Assets (other than Inventory and Supplies), or which are leased by a Seller pursuant to a Contract, have been operated by Sellers in material conformity with all applicable Laws, manufacturer's operating manuals, manufacturer's warranties, and insurance requirements.

     (b) Except as set forth in Schedule 4.6(b), to Sellers' Knowledge, all lessors of all machinery, equipment and other tangible personal property leased to a Seller pursuant to a Contract have performed and satisfied in all material respects their respective duties and obligations under such Contracts.

     (c) The tangible assets listed in Schedule 4.6(c) or subject to any of the equipment leases or other leases listed on Schedule 4.6(c) constitute all of the tangible assets (other than Inventory and Supplies) included in the Acquired Assets that have a per-item book value in excess of $100,000.

     (d) Except as set forth on Schedule 4.6(d), All tangible assets (other than Inventory and Supplies) included in the Acquired Assets or that are the subject of leases included in the Acquired Assets that are material to the operation of the Business are in normal operating condition and repair, subject to ordinary wear, tear and maintenance and have been operated or used by Sellers in material compliance with the requirements of the Occupational Safety and Health Act.

     4.7 Intellectual Property Assets. Except as set forth on Schedule 4.7 or except as may pertain to the Excluded Assets:

     (a) Sellers own or possess, or have the right to use, or will own or possess, or have the right to use as of the Closing Date, free and clear of all Liens (other than Permitted Liens), all Intellectual Property (other than any Intellectual Property that is an Excluded Asset) that is material to the operation of the Business as currently conducted. There are no Intellectual Property rights of a Seller (other than any such rights included in the Excluded Assets) that are material to the operation of the Business as currently conducted that Purchaser will not acquire at Closing. Schedule 4.7 sets forth an accurate and complete list of (i) all licenses, sublicenses and other agreements pursuant to which another Person is authorized to use any Intellectual Property of a Seller included in the Acquired Assets and (ii) all Contracts pursuant to which a Seller is authorized to use any other Person's Intellectual Property that is material to the operation of the Business as currently conducted (other than commercial software or assets included in the Excluded Assets). Schedule 1.1(k) sets forth an accurate and complete list of all patents, patent applications, registered copyrights, copyright applications, registered trademarks and service marks and trademark and service mark applications of Sellers relating to Intellectual Property used by Sellers in the Business other than the Excluded Assets.

     (b) Except as set forth on Schedule 4.7, to Sellers' Knowledge, the operation of the Business as currently conducted, including the design, development, use, import, manufacture and sale of the products, technology and services of Sellers in the Business, does not infringe or misappropriate the Intellectual Property of any other Person in any material respect. Except as set forth on Schedule 4.7, there is no Action of any nature currently pending or, to Sellers' Knowledge, threatened, alleging unauthorized use, disclosure, infringement, misappropriation or other violation of any Intellectual Property of any other Person by any Seller in the conduct of the Business.

     (c) No Seller has entered into any arrangements granting exclusive rights to any person (other than another Seller) in any Intellectual Property of a Seller (other than any Intellectual Property that is an Excluded Asset) used in or related to the Business. To Sellers' Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation by another Person of any Intellectual Property of a Seller (other than any Intellectual Property that is an Excluded Asset) that is material to the operation of the Business. To Sellers' Knowledge, there has been no breach of any contract, license, sublicense or agreement pertaining to Intellectual Property of a Seller (other than any Intellectual Property that is an Excluded Asset) used in or related to the Business, whether involving the right of a Seller to use the Intellectual Property of another Seller or another Person or the right of another Person to use the Intellectual Property of a Seller. There are no pending or, to Seller's Knowledge, threatened Actions of any nature affecting Intellectual Property of a Seller (other than any Intellectual Property that is an Excluded Asset) used in or related to the Business. During the last three years no Seller has commenced any Action with any court, Government, arbitration panel or mediator against any Person for interfering with, infringing on, misappropriating or otherwise coming into conflict with any Intellectual Property of a Seller (other than any Intellectual Property that is an Excluded Asset) used in or related to the Business that is pending.

(d) Each Seller has complied in all material respects with the terms of any contract to which that Seller is a party respecting Listed Intellectual Property Assets used in or related to the Business and, to Sellers' Knowledge, each other party to such contract has complied in all material respects with such terms.

     (e) To Sellers' Knowledge, all Listed Intellectual Property Assets and all other trademarks and service marks of Sellers included in the Acquired Assets that are material to the operations of the Business as currently conducted, including those marks listed in Section 1.1(n), are valid and enforceable and have not been abandoned, either by a Seller or a predecessor-in-interest. To Sellers' Knowledge, all Intellectual Property of Sellers included in the Acquired Assets (other than the Listed Intellectual Property Assets and the aforementioned trademarks and service marks) that is material to the operation of the Business as currently conducted is valid and enforceable.

     4.8 Insurance. Schedule 4.8(a) lists, for each Seller, (a) each liability, crime, fidelity, fire, product liability, workers' compensation, life and health insurance policy owned by each Seller with respect to the Business or the Acquired Assets, including for each policy the name of the insurer, the type of policy and the amount of coverage and (b) all unpaid or unsettled insurance claims made with respect to the Business in excess of $100,000 each. Except as set forth on Schedule 4.8(b), no Seller has received any written notice from any such insurance company within the 12 months preceding the date hereof canceling or materially amending any insurance policies applicable to the Business or, except in connection with or as a result of general market or industry conditions, materially increasing the annual or other premiums payable under any of such insurance policies, and to Sellers' Knowledge no such cancellation, amendment or material increase of premiums is threatened.

     4.9 Environmental Matters. Schedule 4.9(a) contains a list of all environmental studies, analyses and reports prepared by or on behalf of any Seller during the last five years that are in any Seller's possession relating to the environmental condition of the Real Property, and Sellers have made available to Purchaser copies of all such studies, analyses and reports, if any.

     (a) Except as set forth on Schedule 4.9(b), no Seller has stored, treated, disposed of, managed, generated, manufactured, produced, Released, emitted or discharged any Hazardous Materials on, to, in, under or from the Real Property in material violation of any Environmental Laws.

     (b) Except as set forth on Schedule 4.9(c), each Seller has complied in all material respects with all Environmental Laws with respect to the operation of the Business and has obtained and complied in all material respects with all Permits required under Environmental Laws that are necessary to operate the Business as currently conducted.

     (c) Except as set forth on Schedule 4.9(d) hereto, no Action against any Seller to enforce or impose liability under any Environmental Laws with respect to the operation of the Business or any Real Property is pending or, to Sellers' Knowledge, threatened, including any Action that pertains or relates to (i) any remedial obligations under any applicable Environmental Law, (ii) violations by a Seller with respect to the Business of any Environmental Law, (iii) personal injury or property damage claims relating to a Release of chemicals or Hazardous Materials, or (iv) response, removal, or remedial costs under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") or any similar state or provincial law.

     (d) Except as set forth on Schedule 4.9(e), with respect to Permits, all material Permits required under Environmental Laws that are necessary to the operations of the Business have been obtained and are in full force and effect, there is no basis for revocation or suspension of any such Permits, and Sellers have operated the Business in accordance with the representations and conditions made or set forth in such Permits.

     (e) Except as set forth on Schedule 4.9(f), no portion of the Real Property is part of a site listed on the National Priorities List under CERCLA or any similar ranking or listing under any state or provincial law.

     (f) Except as set forth on Schedule 4.9(g), to Sellers' Knowledge, all Hazardous Materials generated by Sellers and the Business have been transported, stored, treated and disposed of by carriers or treatment, storage and disposal facilities authorized or maintaining valid permits under all applicable Environmental Laws.

     The parties agree that the representations and warranties contained in this
Section 4.9 and, to the extent they relate to environmental matters, Sections 4.4, 4.5, 4.22 and to the extent relating to the representations and warranties in Sections 4.4 and 4.22, Section 4.30 are the only representations and warranties of Sellers that pertain to Environmental Laws.

     4.10 Employment Matters.

     (a) Schedule 4.10(a) contains a true, complete and accurate list of each Employee, together with each Employee's title or job description and work location. Sellers have separately delivered to Purchaser a list of each Employee's annualized salary or hourly wage rate for the 2004 calendar year.

     (b) Except as set forth in Schedule 4.10(b):

     (i) No Seller is a party to any collective bargaining or similar agreement with respect to Employees other than the Union Contract and, other than with respect to the Union Contract, during the last 36 months no Seller has made any commitment to or conducted any negotiation or discussion with any labor union or employee association with respect to the Employees and, to Sellers' Knowledge, there is no current attempt to organize, certify or establish any labor union or employee association with respect to the Employees.

     (ii) Each Seller is in compliance in all material respects with all Laws applicable to the Business or the Employees with respect to employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health, and is not engaged in any unfair labor or unfair employment practices.

     (iii) There is no unfair labor practice charge or complaint against any Seller or an Affiliate of any Seller involving or related to Employees pending (with service of process having been made, or written notice of investigation or inquiry having been served, on any Seller or any of its Affiliates) or, to Sellers' Knowledge, threatened (or pending without service of process having been made, or written notice of investigation or inquiry having been served, on any Seller or any of its Affiliates), before the National Labor Relations Board or any court, agency or tribunal.

     (iv) There is no labor strike, or other material dispute, slowdown or stoppage pending against any Seller involving or related to Employees.

     (v) Except relating to the Union Contract, no union certification or decertification petition has been filed (with service of process having been made on any Seller or any of its Affiliates) or, to Sellers' Knowledge, threatened (or pending without service of process having been made on any Seller or any of its Affiliates), that relates to Employees, and no union authorization campaign has been conducted, in each case, within the past 24 months.

     (vi) No grievance proceeding or arbitration proceeding arising out of or under any collective bargaining agreement is pending (with service of process having been made on any Seller or any of its Affiliates), or to Sellers' Knowledge, threatened (or pending without service of process having been made on a Seller or any of its Affiliates), against any Seller or any Affiliate of a Seller involving or related to Employees.

     (vii) There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based on sex, sexual harassment, age, marital status, race, national origin, sexual preference, handicap, disability or veteran status) pending (with service of process having been made, or written notice of investigation or inquiry having been served, on any Seller or any of its Affiliates) or, to the Sellers' Knowledge, threatened (or pending without service of process having been made, or written notice of investigation or inquiry having been served, on a Seller or any of its Affiliates), before the Equal Employment Opportunity Commission or any federal, provincial, state or local agency, commission, tribunal or court against any Seller or any Affiliate of a Seller involving or related to Employees.

     (viii) There are no charges, investigations, administrative proceedings or formal complaints of overtime or minimum wage violations involving the Business pending (with service of process having been made, or written notice of investigation or inquiry having been served on any Seller or any of its Affiliates) or, to Sellers' Knowledge, threatened (or pending without service of process having been made, or written notice of investigation or inquiry having been served, on a Seller or any of its Affiliates), before the Department of Labor or any other federal, state, provincial or local agency, commission, tribunal or court against any Seller or any Affiliate of a Seller involving or related to Employees.

     (ix) There are no citations, investigations, administrative proceedings or formal complaints of violations of local, state, provincial or federal occupational safety and health laws pending (with service of process having been made, or written notice of investigation or inquiry having been served, on any Seller or any of its Affiliates) or, to Sellers' Knowledge, pending (without service of process having been made, or written notice of investigation or inquiry having been served, on a Seller or any of its Affiliates) before the Occupational Safety and Health Administration or any federal, state, provincial or local agency or court against any Seller or any Affiliate of a Seller involving or related to the Business.

     (c) The Employees are sufficient to operate the Business in the Ordinary Course of Business. Except as set forth on Schedule 4.10(c), during the last year, other than changes in the Ordinary Course of Business, no material changes have occurred in the work force of the Business, including material employee terminations, material employee transfers in or out, material employee leasing arrangements, material reallocations of duties, and material outsourcing of duties or functions.

     The parties agree that the representations and warranties contained in this
Section 4.10 and, to the extent they relate to employment matters, Sections 4.4,
4.22 and to the extent relating to the representations and warranties in Sections 4.4 and 4.22, Section 4.31 are the only representations and warranties of Sellers that pertain to employment matters.

     4.11 Employee Benefit Plans.

     (a) Schedule 4.11 contains a true, complete and accurate list of all Seller Benefit Plans in which Employees participate. Sellers have made available for review by Purchaser copies of all Seller Benefit Plans in which Employees participate.

     (b) Except as set forth on Schedule 4.11, no pension benefit plan as defined in section 3(2) of ERISA that is maintained or contributed to by any Seller or any of its ERISA Affiliates, or with respect to which a Seller or an ERISA Affiliate of a Seller may have any liability, had an accumulated funding deficiency as defined in section 302 of ERISA and section 412 of the Code, whether or not waived, as of the last day of the most recent Plan Year of the plan ending on or prior to the Closing Date.

     (c) Except as set forth on Schedule 4.11, no Seller or any entity that was at any time during the last six years an ERISA Affiliate of a Seller has ever maintained, contributed to, had an obligation to contribute to, or incurred any liability with respect to a Multiemployer Plan.

     (d) To the extent applicable, all Seller Benefit Plans have been operated in compliance with the Consolidated Omnibus Budget Reconciliation Act ("COBRA").

     (e) Except as set forth on Schedule 4.11, within the last three years, no Seller or ERISA Affiliate has received a written notification pursuant to
Section 4242(a) of ERISA or Section 4245(e) of ERISA concerning any Seller Multiemployer Plan.

     (f) All contributions required to be made by Sellers with respect to Seller Multiemployer Plans have been timely made.

     (g) The aggregate liability of Sellers and their ERISA Affiliates to the I.A.M. Multiemployer Plan had they completely withdrawn therefrom as of the end of the most recent Plan Year would not have exceeded $250,000.

     (h) No Lien on any Acquired Assets (other than Permitted Liens) imposed under the Code or ERISA exists on account of any Seller Benefit Plan.

     4.12 Contracts.

     (a) All Material Contracts are listed on Schedule 4.12. A "Material Contract" means a Contract (i) the term of which extends beyond the one-year anniversary date of this Agreement and obligates a Seller with respect to the Business to future expenditures of $100,000 or more; (ii) that obligates a Seller with respect to the Business to future expenditures of $100,000 or more (or assets having that value) during any 12-month period; or (iii) that entitles a Seller with respect to the Business to future receipts of $100,000 or more (or assets having that value) during any 12-month period; (iii) that is an employment, severance or change of control contract between a Seller and any Employee; (iv) that materially restricts any Seller's ability to conduct the Business in any geographic region; (v) relating to any joint venture, partnership, strategic alliance or similar relationship of the Business; or (vi) the lack of which would have a Material Adverse Effect.

     (b) Each Material Contract is in full force and effect and is the valid and binding obligation of the Seller to which it is a party and, to Sellers' Knowledge, the other parties to it. Except as set forth on Schedule 4.12, no Seller is in breach of any Contract and, to Sellers' Knowledge, no other party to any Contract is in material breach of any Contract. The Sellers have provided Purchaser with true, complete and correct copies of all written Material Contracts and all extensions, amendments and schedules to them and a written description of all Material Contracts that are not in writing. No Seller has affirmatively waived any material right under any Contract. Without limiting the foregoing, each Seller is in compliance in all material respects with all purchase orders and sales orders constituting Contracts to the extent it is obligated to perform under those orders. Schedule 4.12 includes a list of all purchase orders and sales orders relating to the Business as of a date within three business days of this Agreement. No Seller has, either expressly or by operation of law, assumed or undertaken any liability of any other Person that would reasonably be expected to require any expenditure by a Buying Party of $100,000 or more after the Closing.

     4.13 Consents. The execution and delivery of this Agreement by Sellers and the consummation and performance of the transactions contemplated by this Agreement by Sellers (a) do not require the Consent of any Person or Government, except as specified in Schedule 4.13, and (b) do not require the consent or approval of any of Sellers' shareholders or board of directors, except such as have been obtained and are in full force and effect.

     4.14 [Reserved]

     4.15 Disclaimer. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, (a) ALL ACQUIRED ASSETS ARE BEING CONVEYED HEREUNDER ON AN "AS IS, WHERE IS" BASIS (OTHER THAN FOR MANUFACTURERS' WARRANTIES, IF ANY, INCLUDED IN THE ACQUIRED ASSETS) AND (b) EXCEPT AS SPECIFICALLY SET FORTH HEREIN, SELLERS MAKE NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACQUIRED ASSETS OR THE BUSINESS, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES AS TO THE PROSPECTS OF THE BUSINESS AFTER THE CLOSING. ALL OF SUCH EXPRESS AND IMPLIED WARRANTIES AND REPRESENTATIONS ARE HEREBY EXCLUDED, EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN.

     4.16 Inventory. Schedule 4.16 is a list of all Inventory as of a date within three business days of this Agreement. All Inventory as of April 30, 2004, is reflected on the Unaudited Balance Sheet of the Business as of April 30, 2004, that has been delivered to the Buying Parties pursuant to Section 4.4. All Inventory as of the Closing Date will, as of the Closing Date, be reflected on the books and records of the Business to be used to determine the Working Capital as of the Closing Date pursuant to Section 2.4(b). Subject to any reserves (including reserves for shrink and obsolescence) included in the Financial Statements or the Final Closing Working Capital Statement, all Inventory as of the Closing Date will, as of the Closing Date, consist of items of Inventory useable or saleable in the Ordinary Course of Business, except for customary amounts of raw materials that cannot be incorporated into finished products and items of excess and obsolete materials and materials of below-standard quality that have been written off or written down to Sellers' best estimate of net realizable value. Except as set forth on Schedule 4.16: (a) the Inventory does not include any materials held by a Seller on consignment from any third parties; (b) none of the Inventory is in the possession of others, except Inventory in transit to a Seller in the Ordinary Course of Business and Inventory provided to sales representatives and distributors in the Ordinary Course of Business; and (c) the Inventory is not subject to any claim with respect to the use of materials held on consignment. All products manufactured (whether or not completed) or sold by Sellers with respect to the Business before the Closing will be in compliance with all warranties of any Seller with respect to that product, except to the extent a Purchaser or any Affiliate of a Purchaser finishes, after the Closing Date, any product not completed as of the Closing Date.

     4.17 Products Liability. Except as set forth on Schedule 4.17, there has not been any, and currently there is no pending or, to Sellers' Knowledge, threatened Action against any Seller with respect to, any Products Liability arising at any time with respect to any product manufactured or distributed by any Seller with respect to the Business on or before the Closing Date. For the purposes of this Agreement, "Products Liability" means any liability to which any Seller has or is reasonably expected to become subject insofar as such liability is based upon any express or implied representation or warranty made by a Seller to a customer of the Business prior to the Closing Date or relates to a claim that any product manufactured or distributed by any Seller in the Business prior to the Closing Date was or is defective.

     4.18 Customers and Suppliers.

     (a) Schedule 4.18(a) sets forth (i) the names of all customers of each Seller with respect to the Business that ordered goods and services from the Business with an aggregate value for each such customer of $1,000,000 or more during the 12-month period ended April 30, 2004, and (ii) the amount for which each such customer was invoiced during that period. As of the date of this Agreement and to Sellers' Knowledge, no such customer has notified any Seller that it (A) will materially reduce purchases of products from the Business or
(B) has ceased, or will cease, to purchase products from the Business.

     (b) Schedule 4.18(b) sets forth (i) the names of all suppliers from which the Business ordered raw materials, supplies, merchandise and other goods and services with an aggregate purchase price for each such supplier of $1,000,000 or more during the 12-month period ended April 30, 2004, and (ii) the amount for which each such supplier invoiced the Business during such period. To Sellers' Knowledge, no such supplier has notified any Seller that it (A) will materially reduce the amount of raw materials or equipment available for purchase by the Business, or (B) has ceased, or will cease, to sell raw materials or equipment to the Business.

     4.19 Litigation. Except as set forth in Schedule 4.19, there is no Action pending, or, to Sellers' Knowledge, threatened, against or affecting any Seller with respect to the Business or any of the Acquired Assets that would reasonably be expected to (a) enjoin, restrict or prohibit the transfer of any of the Acquired Assets pursuant to this Agreement, (b) prevent any Seller from fulfilling all of its obligations under this Agreement or arising under this Agreement or any other agreement executed and delivered pursuant to this Agreement, or (c) to have a Material Adverse Effect. Except as set forth in
Schedule 4.19, there is no suit, complaint, claim or petition filed with a court of any Government or any mediation or arbitration proceeding pending or, to Sellers' Knowledge, threatened against or affecting any Seller with respect to the Business or any of the Acquired Assets.

     4.20 Taxes. Except as set forth on Schedule 4.20:

     (a) Each Seller has filed, or caused to be filed in a timely manner, all Tax Returns required to be filed on or before the date of this Agreement or the Closing Date, as applicable (taking into account any and all extensions), and all of those Tax Returns are complete and correct.

     (b) All Taxes due and payable or claimed to be due and payable from each Seller have been timely paid in full or are not yet delinquent. Since August 31, 2003, no Seller has incurred any Taxes other than in the Ordinary Course of Business.

     (c) Each Seller has complied with all applicable Laws relating to the withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign Laws), has, within the time and in the manner prescribed by applicable Law, withheld and paid over to the proper Government all amounts required to be so withheld and paid over under all applicable Law and has, within the time and in the manner prescribed by those laws, filed all Tax returns with respect to the withholding of Taxes.

     (d) Except for liens for real and personal property Taxes not yet delinquent, there are no Liens (other than Permitted Liens) for Taxes on any of the Acquired Assets.

     (e) No Seller has any liability for the Taxes of any other Person by contract or as transferor or successor, or otherwise, other than for the remittance of sales taxes collected as required by law.

     (f) No deficiency or claim has been formally proposed, asserted or assessed or, to Sellers' Knowledge, threatened with regard to any Taxes of a Seller or Tax Returns including or required to be filed by a Seller which has not been resolved and paid in full.

     (g) No audit or other administrative proceeding or court proceeding is pending and no written notification of such proceedings has been received by any Seller with regard to any Taxes of a Seller or Tax Returns required to be filed by or including a Seller.

     (h) Neither Amcast with respect to the Business nor any Seller (i) is a party to any contract, agreement or arrangement that could as a result of the transactions contemplated by this Agreement result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or (ii) has made any such excess parachute payments, and no payment by a Purchaser under any Contract assumed by a Purchaser under
Section 2.2 will, separately or in the aggregate, constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

     (i) No property of any Seller is property that a Seller is or will be required to treat as being owned by another Person pursuant to the provisions of
Section 168(f)(8) of the Code (as in effect before amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

     (j) No Seller, other than Amcast Canada, is a "foreign person" within the meaning of Section 1445 of the Code.

     (k) No asset included in the Acquired Assets conveyed by Amcast Canada to Canadian Purchaser pursuant to this Agreement will be a U.S. real property interest as that term is defined in Section 897(e) of the Code.

     4.21 Agreements and Transactions with Related Parties. Except as set forth in Schedule 4.21, none of the following Persons is a party to any Contract with any Seller: (a) any Person (including another Seller) owning, or formerly owning, beneficially or of record, directly or indirectly, a five percent or more beneficial interest in capital stock of any Seller, (b) any other Seller,
(c) any employee, director or officer of any Seller or (d) any Person related by blood, adoption or marriage to any individual described in items (a) or (c) above (any or all of the foregoing being herein referred to as "Related Parties"). Except as set forth in Schedule 4.21, the terms of conditions of each Contract between a Seller and a Related Party are, in all material respects, consistent with the terms and conditions that would have been obtainable at the time entering into it in a comparable arm's-length transaction. Except as set forth on Schedule 4.21, no Related Party has received any loans from or is otherwise a debtor, or has made any loans to or is otherwise a creditor of, any Seller, other than any such loans or debts that will be settled on or before Closing or that are not included in the Acquired Assets or Assumed Liabilities. Except as set forth in Schedule 4.21, no Related Party owns, directly or indirectly, in whole or in part, any Permits, any real property leased to the applicable Sellers under the Facility Leases or other property that is leased or licensed to Seller for use primarily in the operation of the Business as currently conducted. No Related Party has commenced any Action that is pending or, to Sellers' Knowledge, threatened against any Seller with respect to the Business. Except as set forth in Schedule 4.21, there are no contracts, agreements or rights between a Seller and any of its Affiliates (including another Seller) that are reasonably necessary to operate the Business. Schedule 1.2(c) contains a list of all assets relating to the Business that are subleased by any Seller to any Affiliate of a Seller.

     4.22 Absence of Changes. Except as provided for in this Agreement or as set forth in Schedule 4.22 or any other Schedule in the Disclosure Letter, since May 31, 2004:

     (a) no event has occurred that has had or would reasonably be expected to have a Material Adverse Effect;

     (b) the Business has been operated in the Ordinary Course of Business;

     (c) other than in the Ordinary Course of Business, or in connection with the transactions contemplated by this Agreement for purposes of retention of employees, there has been no (i) increase in the compensation or in the rate of compensation or commissions payable or to become payable by Seller to any Employee earning $50,000 or more per annum, (ii) Employee hired at a salary in excess of $50,000 per annum, or (iii) commitment to pay any new bonus, profit sharing or other extraordinary compensation to any Employee;

     (d) no liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 has been incurred by any Seller with respect to the Business, other than liabilities incurred in the Ordinary Course of Business since April 30, 2004 or reflected in the Final Closing Working Capital Statement;

     (e) no Seller has (i) paid any judgment in excess of $100,000 resulting from any Action against such Seller relating to the Business or the Acquired
Assets or (ii) made any payment to any Person in excess of $100,000 in settlement of any Action against such Seller relating to the Business or the Acquired Assets; and

     (f) there has been no sale, transfer, lease or other disposition of any assets of any Seller that are necessary for or primarily used in the Business, other than sales of Inventory in the Ordinary Course of Business and any sales or other dispositions of any other asset in the Ordinary Course of the Business that is not, in the aggregate, material to the current operation of the Business.

     4.23 Compliance with Laws. Schedule 4.23 contains a list of all Permits that are material to the operation of the Business as currently conducted. Except as set forth on Schedule 4.23, each Permit listed on Schedule 4.23 is valid and current. Except as set forth on Schedule 4.23, there has been no violation of any of the requirements pertaining to those Permits. Except as set forth on Schedule 4.23, the Business has been, during all applicable statute of limitations periods, and is conducted in compliance all material respects with all applicable Laws.

     4.24 Utilities. To Sellers' Knowledge, except as set forth on Schedule 4.24, each parcel of Real Property at which the Business is conducted has access to utilities (including electric, natural gas, water, sewer, telephone, and similar services but excluding electronic data transmission services) adequate to operate the Business operated at such Facility in the manner currently conducted.

     4.25  Receivables.  Subject  to any  reserves  set  forth in the  Financial
Statements or the Final Closing Working Capital Statement: (a) all Accounts Receivable represent or shall represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business and are or at Closing shall be subject to no Liens (other than Permitted Liens);
(b) to Sellers' Knowledge, except as set forth on Schedule 4.25, there is no claim, or right of set-off, other than returns in the Ordinary Course of Business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Account Receivable; and (c) to Sellers' Knowledge, the Accounts Receivable are collectible using commercially reasonable collection practices, subject to normal write-offs for bad debt consistent with past practices of the Business. Schedule 4.25 contains an accurate list of all Accounts Receivable that have been factored to third parties by any of the Sellers.

     4.26 No Broker's Fees. Neither Sellers nor anyone acting on Sellers' behalf have incurred any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Purchaser or any of Affiliate of Purchaser shall be liable.

     4.27 Sufficiency of Assets. Other than the Excluded Assets, the Acquired Assets constitute all of the assets owned by Sellers that are used primarily in the operation of the Business as currently conducted and are sufficient to operate the Business as currently conducted.

     4.28 No other Representations and Warranties. No Seller has made, and no Seller shall be deemed to have made, any representation or warranty other than as expressly made by Sellers in this Section 4. Without limiting the generality of the foregoing, and notwithstanding any representations and warranties made by Sellers in this Section 4, no Seller makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to Purchasers or their Representatives at any time with respect to future revenues, expenses or expenditures or future results of operations, or (b) except as expressly covered by a representation and warranty contained in this
Section 4, any other information or documents (financial or otherwise) made available to Purchasers or their Representatives before or after the date of this Agreement.

     4.29 Books and Records. To Sellers' Knowledge, the books and records of Sellers accurately and fairly reflect the transactions and the assets and liabilities of Sellers with respect to the Business.

     4.30  Backlog.   To  Sellers'  Knowledge,   all  outstanding   customer  or
distributor purchase orders for products of the Business that constitute Material Contracts (the "Backlog Orders") have been entered at prices and on terms and conditions consistent with the normal practices of the Business. To Sellers' Knowledge, no Seller has been informed by any customer or distributor that any Backlog Order is likely to be canceled or terminated before its completion.

     4.31 Other Information. The representations and warranties provided by Sellers in this Agreement together with the Disclosure Letter do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements and facts contained in such representations and warranties and the Disclosure Letter, in light of circumstances under which they are made, not false or misleading.

     5. CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES.

     5.1 Reasonable Efforts; Further Assurances. Each party shall use its reasonable efforts to take or cause to be taken all actions necessary, proper or advisable to fulfill and perform its obligations in respect of this Agreement, or otherwise to consummate and make effective the transactions contemplated hereby and to cause, in the case of Sellers, the conditions set forth in Sections 6.1 and 6.2, and, in the case of Purchasers, the conditions set forth in Sections 6.1 and 6.3, to be satisfied. Without limiting the generality of the foregoing, each party shall use its reasonable efforts to respond as promptly as practicable to all inquiries and requests resulting from its pre-merger notification filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1965, as amended (the "HSR Act"). Each party shall furnish to the other parties and keep the other parties informed concerning the status of its filings and its communications with any Government with respect to its filings. From time to time after the Closing, each party shall execute and deliver any documents and take any other actions that another party reasonably requests to confirm or effect the consummation of the transactions contemplated by this Agreement.

     5.2 Access.

     (a) From the date of this Agreement to the Closing Date, each Seller shall give Purchasers and their authorized Representatives access to the Acquired Assets and the Facilities for the purpose of preparing for Closing; provided, however, that Purchasers shall not unreasonably interfere with the normal operations of the Business and each Seller's relationship with its Employees.

     (b) Purchasers shall, at and for seven years after the Closing Date, afford promptly to Sellers and their agents reasonable access during normal business hours, upon reasonable notice, to the properties, employees and books and records of the Business, to the extent reasonably necessary to permit Sellers to determine any matter relating to or arising during any period ending on or before the Closing Date. If Purchasers propose to destroy or otherwise dispose of any records relating to the Business, consistent with its written document retention policy, during such seven-year period, Purchasers shall first notify Sellers in writing, and afford Sellers the opportunity, for a period of at least 90 days following the date of the notice, to take custody of the records or make extracts from them or copies of them.

     (c) Each Seller shall, at and for seven years after the Closing Date, afford promptly to Purchasers and their agents reasonable access during normal business hours, upon reasonable notice, to the properties, employees and books and records of the Business, to the extent reasonably necessary to permit Purchasers to determine any matter relating to or arising during any period ending on or before the Closing Date. If a Seller proposes to destroy or otherwise dispose of any records relating to the Business during such seven-year period, consistent with its written document retention policy, that Seller shall first notify Purchasers in writing, and afford Purchasers the opportunity, for a period of at least 90 days following the date of the notice, to take custody of the records or make extracts from them or copies of them.

     5.3 Covenant Not to Compete. Each Seller covenants and agrees that it shall not, for the period ending five years after Closing, participate, directly or indirectly, in the ownership, management, financing or control of, or act as a consultant or agent to, or furnish services or advice to, any Person that develops, manufacturers or sells Competitive Products (a "Competitive Business"). For purposes of this Agreement, "Competitive Products" means copper fittings, brass plumbing products, brass casting products and aluminum extrusions for pistons and manifolds used in automotive or air conditioning applications. The geographic scope of the foregoing covenants is North America. The covenants set forth in this Section shall not prohibit any Seller or its Affiliates from, directly or indirectly, (a) continuing in any line of business conducted directly or indirectly by that Seller or its Affiliates on the Closing Date (other than the Business), (b) manufacturing or selling raw materials or components used in or sold to a Competitive Business, (c) entering into any contract with any Person for purposes primarily unrelated to a Competitive Business, (d) making any equity investments in any publicly owned company that conducts a Competitive Business, provided that the investment does not confer control of more than 5% of the outstanding voting securities of such company upon that Seller, (e) acquiring any Person that conducts a Competitive Business with revenues of less than $100 million if that Seller or applicable Affiliate divests itself within 12 months after such acquisition of that portion of the business of the acquired Person that constitutes a Competitive Business, or (f) conducting the business currently conducted by Lee Brass Company or LBC Corp. at the Anniston, Alabama, facility. The parties agree and intend that the time period, geographic coverage and scope of the covenants set forth in this Section
5.3 are reasonable.

     5.4 Accounts Receivable. Each Seller agrees to promptly forward to Parent, on behalf of Purchasers, any monies, checks or negotiable instruments (with appropriate endorsements) received by that Seller after the Closing Date relating to any Accounts Receivable for a Purchaser's own account. Each Seller hereby appoints Parent as its attorney-in-fact to endorse, cash and deposit any monies, checks and other negotiable instruments so forwarded to Parent.

     5.5 Employees.

     (a) As of the Closing Date, Sellers shall terminate the employment of all of the Employees (other than those who are on short-term disability leave). As soon as practicable after the date of this Agreement, U.S. Purchaser shall, with respect to Employees employed in the United States, and Canadian Purchaser shall, with respect to Employees employed in Canada, offer employment, effective as of the Closing, to all Persons who are or will be Employees on the day immediately preceding the Closing Date (other than those on short-term disability leave) and who complete Purchasers' standard application agreement and Purchasers otherwise shall take all other actions necessary to eliminate any obligations of Sellers under the Worker Adjustment and Retraining Notification Act ("WARN") and any similar Laws to give any notice of the transfer of any operations or the loss of employment or the loss of pay or benefits or to pay any amounts in lieu of such notice. Each Employee who accepts any such offer of employment shall be referred to herein as a "Transferred Employee." The offer of employment, including, wages, salaries and benefits, shall be on terms substantially similar to those terms and conditions under which the Transferred Employees were employed immediately before the Closing Date. All union Employees shall receive credit with respect to their employment with Purchaser, for purposes of seniority and all other purposes under the Union Contract, for all of the time they were employed by Sellers. Any Employee who is on short-term disability leave as of the Closing Date shall remain employed by the Sellers through such Employee's short-term disability leave; provided, however, that if he or she recovers from his or her disability within the period of his or her short-term disability leave or the six-month period following the Closing Date (whichever is shorter), the appropriate Purchaser shall at that time make or cause one of its Affiliates to make, an offer of employment to him or her on the same employment terms and conditions as are applicable to similarly situated Transferred Employees, and the appropriate Purchaser shall reimburse Sellers for the full amount of any short-term disability leave cash compensation paid by Sellers to such Person with respect to periods beginning with the Closing Date until the date that such Person accepts employment with the appropriate Purchaser; each such Person who accepts employment with a Purchaser shall also be deemed a "Transferred Employee" as of the date of such acceptance. Except as may be required under the Union Contract, Purchasers' commitment to offer employment to all Employees shall not be construed as a contract of employment and all Transferred Employees shall be employees at will except to the extent, if any, expressly agreed in a written contract between a Purchaser and an individual Transferred Employee.

     (b) Except to the extent otherwise specified in Section 2.2, Sellers shall be (i) responsible for the payment of all wages and other remuneration due to Employees up until the Closing and (ii) liable for any claims made by Employees and their beneficiaries under any Seller Benefit Plans.

     (c) Except for the welfare benefit plans coverage required under the Union Contract, which shall be assumed by U.S. Purchaser, welfare benefit plan coverage of any Seller for Transferred Employees shall cease as of the Closing and the welfare benefit plan coverage under the Purchaser's plans for Transferred Employees shall immediately commence. Sellers shall be solely responsible for any continuation coverage required by COBRA for Employees of any Seller (regardless of whether they become Transferred Employees). As of the Closing, the welfare benefit plans of the Purchaser shall be responsible for all coverage with respect to the Transferred Employees on the basis of when the services for the Transferred Employee that are the subject of a claim are performed.

     (d) Sellers shall retain all assets in the pension and retirement funds of any Seller (other than the I.A.M. Multiemployer Plan), and shall distribute pension and retirement benefits that the Transferred Employees shall become entitled to receive from any Seller in accordance with the applicable provisions of Law, the plan documents and the Transferred Employees' elections, as applicable.

     (e) Sellers shall retain all incentive savings plan (401(k) plan) benefits held in the name of the Transferred Employees, if any, unless distribution is otherwise allowed or mandated pursuant to applicable Law or the plan documents. After Closing U.S. Purchaser shall cause to be accepted by the trustee of a Purchaser Retirement Plan in which a Transferred Employee is eligible to participate in a cash rollover of any eligible rollover distribution (within the meaning of section 402(c) of the Code) of such Transferred Employee's benefit under a Seller Retirement Plan, provided that U.S. Purchaser obtains adequate information to provide reasonable assurance that such Seller Retirement Plan satisfies the qualification requirements of section 401(a) of the Code. If U.S. Purchaser does not sponsor such a Purchaser Retirement Plan as of the Closing, it agrees to establish one as soon as reasonably practicable in light of the U.S. Purchaser's circumstances. Any rollover described in this Section 5.5(e) shall be accomplished in accordance with applicable Law. The parties agree to reasonably cooperate to accomplish the rollovers described herein.

     (f) With respect to events following the Closing, Purchasers shall be responsible for sending timely and appropriate notices to all Employees required under WARN and all other applicable Laws relating to plant or facility closings or otherwise regulating the termination of employees. To the extent that any liability is incurred under any such Laws based on Purchasers' failure to comply with Section 5.5(a), this Section 5.5(f) or Purchasers' actions after the Closing, Purchasers shall be solely and exclusively responsible for all obligations and liabilities incurred under WARN and other such Laws relating to this transaction.

     (g) Unless prohibited by applicable Law, Sellers shall make available to Purchasers records which provide information regarding employees' names, Social Security numbers, dates of hire by a Seller, date of birth, number of hours worked each calendar year, attendance and salary histories for all Transferred Employees. Sellers shall not provide records pertaining to performance ratings and evaluations, disciplinary records and medical records.

     5.6 Consents. Each party shall use all commercially reasonable efforts to obtain any Consents necessary to assignment and transfer of the Assigned Assets to Purchaser at Closing, including any Consents required under the HSR Act. Each party shall use its reasonable efforts to cooperate with the other parties to obtain such Consents. If consent to a particular Acquired Asset is not obtained or if such assignment is not permitted by Law regardless of consent, each Seller shall use its reasonable efforts to cooperate with Purchasers (at Purchasers' cost) in any reasonable arrangement designed to provide Purchasers all material benefits of that Acquired Asset.

     5.7 Use of Business Names by Purchasers. To the extent the trademarks, service marks, brand names or trade, corporate or business names of any Seller that are not included in the Acquired Assets but are used by the Business on stationery, signage, invoices, receipts, forms, packaging, advertising and promotional materials, product, training and service literature and materials, computer programs or like materials included in the Acquired Assets ("Marked Materials") or appear on Inventory at the Closing, Purchasers shall remove, "sticker over" or obscure such trademarks, service marks, brand names or trade, corporate or business names to the extent commercially feasible and, to the extent not commercially feasible, may use such Marked Materials or sell such Inventory after the Closing for a period of 120 days without altering or modifying such Marked Materials or Inventory, or removing such trademarks, service marks, brand names, or trade, corporate or business names, but Purchaser shall not thereafter use such trademarks, service marks, brand names or trade, corporate or business names in any other manner without the prior written consent of Amcast. Purchaser shall not use, attempt to register or otherwise seek protection for, or challenge Sellers' ownership of, such trademarks, service marks, brand names or trade, corporate or business names. Any rights in and to such trademarks, service marks, brand names or trade, corporate or business names that may accrue to Purchasers or are deemed to accrue to Purchasers subsequently by operation of Law or otherwise shall inure to the benefit of Sellers.

     5.8 Bulk Transfer Laws. The Buying Parties and Sellers hereby waive compliance with any bulk transfer Laws applicable to the transactions contemplated by this Agreement. The Buying Parties and Sellers shall cooperate in securing any available exemptions from any such provisions in the United States.

     5.9 Reimbursement for Product Warranty Obligations. Any obligations assumed by Purchaser for warranty and repair claims pursuant to this Agreement shall be limited to Purchasers' replacement of or reimbursement for the cost of the product and all expenses incidental to that replacement or reimbursement, such as packing, handling and shipping costs. Sellers shall, on a Purchaser's request, reimburse that Purchaser for its actual out of pocket costs (which shall exclude overhead), but only to the extent the aggregate amount of such costs exceed any amount accrued for or reserved against on the Final Working Capital Statement, for the reimbursement for, or repair or replacement of, product produced or in process before the Closing Date, with no profit margin.

     5.10 Prorations. No later than five business days after the final determination of the Working Capital of the Business under Section 2.4, Purchasers shall reimburse Sellers for all personal and real property Taxes relating to the Acquired Assets that are not included in the Assumed Liabilities, were paid by a Seller before the Closing and relate to the ownership of the Acquired Assets or the operation of the Business after the Closing (except to the extent that any such Taxes are included as an asset in the Final Working Capital Statement and not included as an asset in the working capital amount as of May 31, 2004 that was used in the calculation of the Target Working Capital). Unless otherwise an Assumed Liability and except for any installments payable by any lessor under a Facility Lease, each Seller, as applicable, shall pay all installments of special assessments with respect to the Real Property that relate to the operation of the Business on or before the Closing Date, and Purchasers shall pay all such installments that relate to the operation of the Business after the Closing Date. Except to the extent included in the Assumed Liabilities, all water, sewer, utility and other similar charges, and all prepaid rent and other similar credits, affecting the Real Property shall be prorated to the Closing Date (with Closing Date meter readings as appropriate). The foregoing prorations shall be paid by Purchasers to Sellers, insofar as feasible, at the Closing, or to the extent not feasible, within 30 days following the Closing, by Immediately Available Funds. Any errors or omissions in computing prorations at the Closing, or any re-computations required as a result of facts that become known after the Closing, shall be corrected (and paid as specified above) as soon as practicable thereafter.

     5.11 Confidentiality.

     (a) Until Closing, the Buying Parties shall continue to comply with and be subject to the terms of the Confidentiality Agreement dated November 30, 2003, between Amcast and Purchaser (the "Confidentiality Agreement"); provided, however, that Sections 8 and 11 of the Confidentiality Agreement are hereby amended only to the extent necessary to permit the Buying Parties to perform its obligations under Section 5.5 of this Agreement. The Confidentiality Agreement, as so amended, shall terminate as of the Closing Date. If this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall be deemed upon termination to be in full effect without regard to the amendments discussed above, but any actions taken by the Buying Parties prior to such termination to the extent necessary to perform their obligations under Section 5.5 shall not be deemed a violation of Sections 8 and 11 of the Confidentiality Agreement.

     (b) For a period of five years after the Closing Date and except as otherwise required by Law, each Seller shall, and shall cause its Affiliates and their respective Representatives to, hold in confidence and not disclose or use
(i) any proprietary or other confidential and non-public information regarding the Purchaser disclosed to any Seller in connection with the negotiation or preparation of this Agreement; (ii) the nature or resolution of any disputes arising hereunder after the Closing; and (iii) any proprietary or other confidential non-public information relating to the Acquired Assets or the Business, except for disclosures made pursuant to this Section 5.11; provided, however, the confidential and non-public information shall not include any information publicly known through no fault of any Seller, independently developed by any Seller without violation of this Section 5.11, or disclosed to any Seller from a source not known by such Seller to be subject to any confidentiality obligation to a Buying Party with respect to the information.

     (c) For a period of five years after the Closing Date and except as otherwise required by Law, the Buying Parties shall, and shall cause their Affiliates and their respective Representatives to, hold in confidence and not disclose or use (any proprietary or other confidential and non-public information (excluding information included in the Acquired Assets) regarding the Sellers disclosed to any Buying Party in connection with the negotiation or preparation of this Agreement, except for disclosures made pursuant to this
Section 5.11; provided, however, the confidential and non-public information shall not include any information publicly known through no fault of a Buying Party, independently developed by a Buying Party without violation of this
Section 5.11, or disclosed to a Buying Party from a source not known by the Buying Party to be subject to any confidentiality obligation to Sellers with respect to the information.

     (d) Nothing in this Section 5.11 shall prevent the parties from discussing the transactions described in this Agreement with those Persons whose Consent is required for consummation of those transactions. The parties shall exercise all reasonable efforts to assure that those Persons keep confidential any information relating to this Agreement.

     (e) The Buying Parties and Sellers shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, shall consult with each other as to the form and substance of other public disclosures related thereto, and shall not make any such press release or such other disclosures prior to such agreement or consultation; provided, however, that nothing contained herein shall prohibit any party hereto from making any disclosure which it deems necessary in light of applicable Law, after notice to the other parties with the opportunity to comment to the extent that delay of the disclosure is permitted under such Law. The Buying Parties acknowledge that Amcast is a publicly held company and will be required to disclose information about the transactions described in this Agreement, the Acquired Assets and the Business by Law; all such filings and disclosures may be made by Amcast and the other Sellers notwithstanding the provisions of this Section 5.11. Sellers acknowledge that the Buying Parties' parent company is a publicly held company and may be required to disclose information about the transactions described in this Agreement by Law; all such filings and disclosures may be made by the Buying Parties' parent company notwithstanding the provisions of this Section 5.11.

     5.12 Tax Matters. The parties shall cooperate in the preparation of all federal, state, provincial, local and foreign Tax Returns and reports for which one party could reasonably require the assistance of another party, including providing any information reasonably requested by another party to assist in the preparations of any such returns. Sellers shall use their respective reasonable efforts to promptly deliver to Purchasers any and all notices, tax bills, tax statements, correspondence, applications, renditions, orders or other similar documents or communications received by any of them and relating to Affected Taxes and shall cooperate and assist in the filing of all Tax Returns relating to Affected Taxes, including, as required by applicable Law, the filing of Tax Returns relating to Affected Taxes under the name and employer identification number of the applicable Seller. Within 10 business days after the date of this Agreement, Sellers shall request (i) a Corporate Letter of Good Standing from the Indiana Department of Revenue with respect to the corporate income tax of Amcast and Elkhart Products; (ii) an Authorization for Release of Tax
Information with the Arkansas Department of Finance and Administration with respect to the income, sales and use taxes for Elkhart Products; (iii) a Tax Certificate from the Ohio Department of Taxation for franchise taxes for Amcast Industrial Corporation; (iv) a Conditional Tax Clearance from the Michigan
Department of Treasury with respect to the sales, use and income taxes of Elkhart Products; and (v) a certificate issued pursuant to Section 6 of the Retail Sales Act (Ontario). Sellers shall provide copies of such certificates to Purchasers when they are received and shall keep Purchasers reasonably informed with respect to any communications with a Government concerning such certificates.

     5.13 Operations Pending Closing.

     (a) Except as otherwise contemplated by this Agreement, and except as otherwise consented in writing to by Purchasers, from the date of this Agreement until the Closing Date, each Seller shall conduct the Business in the Ordinary Course of Business, and each Seller shall use its reasonable efforts, consistent with the Seller's current business practices, to preserve the goodwill of the Business, including to preserve its current relationships with customers, suppliers, agents and employees of the Business.

     (b) From the date of this Agreement to the Closing Date, Sellers will promptly notify Purchasers of any change in their representations and warranties (including the Disclosure Letter) in Section 4 of this Agreement.

     (c) From the date of this Agreement to the Closing Date, the Buying Parties will promptly notify Sellers of any change in their representations and warranties in Section 3 of this Agreement.

     5.14 Expenses. Except as otherwise set forth in this Agreement, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees, costs and expenses of its own Representatives.

     5.15 Title Commitment and Survey.

     (a) At Purchasers' request, Sellers shall provide reasonable assistance in any efforts made by Purchasers to obtain title insurance commitments with respect to any of the Owned Real Property. The cost of obtaining the title commitments and the cost of obtaining title insurance (including premiums) pursuant to those commitments shall be borne solely by Purchasers.

     (b) Sellers shall deliver to Purchasers, within five Business Days from the date of this Agreement, any survey with respect to the Owned Real Property currently in the possession of any Seller or its Affiliates. Purchasers may update any such surveys at their own cost.

     (c) If the title commitments, surveys or other evidence of title discloses a title defect or exception constituting a Lien (other than a Permitted Lien), Purchasers shall notify Sellers. Sellers shall use their reasonable efforts to cure each such title objection shown as an exception to the title commitment prior to Closing.

     5.16 Motor Vehicles. At Closing Sellers shall take all actions and prepare all documents necessary to effect the transfer to the appropriate Purchaser all motor vehicle licenses and registrations pertaining to automobiles, trucks and other motor vehicles and rolling stock of whatever kind used in the Business, in compliance with the motor vehicle registration, licensing and other applicable Laws of any jurisdictions where the motor vehicles are registered or licensed. All transfer taxes related to the sale of motor vehicles in connection with the consummation of the transactions described in this Agreement shall be borne by Purchasers.

     5.17 Exclusivity Agreement. Neither Seller nor any Affiliate or subsidiary of a Seller, nor any of their respective Representatives (the "Amcast Parties"), directly or indirectly shall solicit, encourage (including furnishing information to any third party), respond to, negotiate or assist in any manner any offers, bids or proposals involving, directly or indirectly, (a) the sale or other disposition of any the Acquired Assets to any Person other than Purchaser or an Affiliate of Purchaser (other than sales of inventory in the Ordinary Course of Business or the sale or other disposition of any asset not material to the Business in the Ordinary Course of Business) or (b) the sale or exchange (whether through a merger or otherwise) of a controlling portion of the capital stock of any Seller if such sale or exchange would result in the Acquired Assets being owned or controlled, directly or indirectly, by a Person other than Purchaser or an Affiliate of Purchaser (all such bids, offers and proposals being referred to as "Acquisition Proposals"). No Seller shall enter into any letter of intent, agreement in principle or other agreement with respect to any matter involving an Acquisition Proposal. Subject to any confidentiality requirements, Sellers shall immediately notify Purchaser in writing should any of them receive any Acquisition Proposal, including the terms thereof.

     5.18 Intellectual Property License. Purchaser hereby grants, effective as of the Closing Date, to Sellers and their Affiliates a nonexclusive, perpetual, pre-paid, worldwide license to continue to use in their respective businesses the Intellectual Property (other than the Intellectual Property described in Sections 1.1(k) and 1.1(n) and other than any trademarks, service marks or other similar indicators of source) and the Proprietary Information that are included in the Acquired Assets and have been or are used by Sellers and their Affiliates in their respective businesses being retained; provided, however, that (i) such license is contingent on performance of Sellers' confidentiality obligations set forth in Section 5.11, (ii) a Purchaser may transfer such Intellectual Property and Proprietary Information subject only to the license contained in this
Section 5.18 at any time, and (iii) any Seller or an Affiliate of any Seller may transfer this license to any successor or assignee of the business in which the Intellectual Property and Proprietary Information that are the subject of the license have been or are used, subject to the agreement by such successors or assignees to be bound by this Section 5.18, including the confidentiality provisions, to the same extent as the assigning Seller or Affiliate of Seller.

     5.19 Multiemployer Plan. After Closing Purchasers shall assume Sellers' obligation to contribute to the I.A.M. Multiemployer Plan with respect to Sellers' operations covered by the I.A.M. Multiemployer Plan for substantially the same number of contribution base units for which Sellers had an obligation to contribute to the Multiemployer Plan before Closing.

     (a) In the event  that,  at the time of  Closing,  Sellers  would have been
responsible   for  any   withdrawal   liability   with  respect  to  the  I.A.M.
Multiemployer Plan, as described in ERISA section 4201, taking into consideration the de minimis reduction described in ERISA section 4209, and in the event the parties do not receive the Variance with respect to the I.A.M. Multiemployer Plan, then the following shall apply. If Purchasers withdraw from the I.A.M. Multiemployer Plan in a complete withdrawal or a partial withdrawal with respect to Sellers' Business operations covered by the I.A.M. Multiemployer Plan, during the five Plan Years commencing with the first Plan Year beginning after the Closing, Sellers shall be secondarily liable for any withdrawal liability they would have had to the I.A.M. Multiemployer Plan with respect to such operations (but for the provisions of ERISA section 4204) if Purchasers' liability with respect to the I.A.M. Multiemployer Plan is not paid by Purchasers. Additionally, Sellers shall provide, to the extent required by ERISA section 4204, in order to comply with the provisions of ERISA section 4204, a bond or amount in escrow equal to the present value of the withdrawal liability Sellers would have had with respect to the I.A.M. Multiemployer Plan, but for ERISA section 4204.

     (b) In the event  that,  at the time of  Closing,  Sellers  would have been responsible for any withdrawal liability with respect to the I.A.M. Multiemployer Plan, but for this Agreement and after taking into consideration the de minimis reduction described in ERISA section 4209, and in the event the parties' request for the Variance referred to in subsection (c) is denied by the I.A.M. Multiemployer Plan, then Purchasers shall provide to the I.A.M. Multiemployer Plan, for a period of five (5) Plan Years commencing with the first Plan Year beginning after the Closing either of the following within thirty (30) days of receipt of such denial: (x) a bond issued by a corporate surety company that is acceptable for purposes of Section 412 of ERISA, or (y) cash to be held in escrow by a bank or similar financial institution satisfactory to the I.A.M. Multiemployer Plan. Such bond or escrow shall be in an amount equal to the greater of (i) the average annual contribution required to be made by Sellers with respect to Sellers' Business operations covered by the I.A.M. Multiemployer Plan for the three (3) Plan Years preceding the Plan Year in which the Closing occurs, or (ii) the annual contribution that Sellers were required to make with respect to Business operations under the I.A.M. Multiemployer Plan for the last Plan Year before the Plan Year in which the Closing occurs. Such bond or escrow shall be paid to the I.A.M. Multiemployer Plan if Purchasers withdraw from the I.A.M. Multiemployer Plan or fail to make a contribution to the I.A.M. Multiemployer Plan when due, at any time during the first five (5) Plan Years beginning after the Closing.

     (c) Parent, Purchasers and Sellers hereby agree to reasonably cooperate with each other in seeking a variance (the "Variance") from the I.A.M. Multiemployer Plan pursuant to 29 C.F.R. section 4204.11, from the requirement that Purchasers obtain a bond or escrow as required by section 4204 of ERISA and the requirement of section 4204 of ERISA that this Agreement provide that Sellers remain secondarily liable for withdrawal liability resulting from the complete or partial withdrawal of Purchasers from the I.A.M. Multiemployer Plan with respect to the Business operations during the first five Plan Years of the I.A.M. Multiemployer Plan beginning after the Closing Date (a "Premature Withdrawal").

     (d) Seller shall promptly reimburse Purchasers for all expenses reasonably incurred by Purchasers in connection with any bond or escrow obtained by Purchasers pursuant to paragraph (b) of this Section 5.19 ("Reimbursement Expenses"). In the event that Purchasers engage in a Premature Withdrawal, Purchasers shall promptly refund to Sellers any Reimbursement Expenses Sellers paid to Purchasers.

6. CONDITIONS TO CLOSING.

     6.1 Conditions to Obligations of Each Party. The obligations of the Buying Parties and Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to the Closing Date, of the following conditions (any of which may be waived, in whole or in part, by Purchaser, as to each Buying Party, or Amcast, as to each Seller, in writing):

     (a) No Action or Proceeding. Since the date of this Agreement there must not have been any Action instituted by any Government that is pending at Closing that, if successfully asserted by such Government, would materially restrict or prohibit the transactions contemplated by this Agreement or present a substantial risk that the Buying Parties or Sellers would be liable for material damages or other material relief in connection therewith.

     (b) Government Consents. All Consents from any Government that are necessary for the consummation of the transactions contemplated by this Agreement must have been received and must be in full force and effect, and any applicable waiting period under the HSR Act must have expired.

     (c) Amcast Lender Consents. All Consents required under the Amcast credit facilities necessary to remove any Liens (other than Permitted Liens) imposed by such facilities on the Acquired Assets must have been obtained on or before the Closing Date.

     (d) Certain Other Consents. All Consents described on Schedule 6.1(d) must have been obtained on or before the Closing Date.

     6.2 Conditions to Obligations of the Buying Parties. The obligations of the Buying Parties to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (any of which may be waived, in whole or in part, by Purchaser in writing):

     (a) Representations and Warranties True. The representations and warranties of Sellers set forth in Section 4 of this Agreement must have been true and correct as of the date of this Agreement and as of the Closing Date with the same effect as if made on the Closing Date (or to the extent such representations and warranties speak as of a specified date, they need only be true and correct as of such specified date), in each case interpreted without giving effect to the words "materially" or "material" or any qualifications based on such terms or based on the term "Material Adverse Effect" (collectively, "Materiality Qualifications"), except where the failure of all such representations and warranties to be true and correct, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and at the Closing each Seller must have delivered to Purchaser a certificate to such effect signed by an authorized officer of that Seller.

     (b) Performance of Covenants. The obligations of each Seller to be performed by it on or before the Closing Date pursuant to the terms of this Agreement must have been duly performed in all material respects on or before the Closing Date, and at the Closing each Seller must have delivered to Purchaser a certificate to such effect signed by an authorized officer of that Seller.

     (c) Additional Closing Documents of Sellers. Purchasers must have received at the Closing the following documents, dated the Closing Date:

     (i) A copy, certified by an authorized officer of each Seller, of resolutions of the board of directors of that Seller authorizing the execution, delivery and performance of this Agreement and all other agreements, documents and instruments relating hereto and the consummation of the transactions contemplated hereby (together with an incumbency and signature certificate regarding the officers signing on behalf of each Seller);

     (ii) A bill of sale for the Acquired Assets in substantially the form of Exhibit B and such other bills of sale and assignments, in form and substance reasonably satisfactory to counsel for Purchaser, covering items of tangible and intangible personal property included in the Acquired Assets;

     (iii) Certificates of title to the motor vehicles identified on Schedule 1.1(i) hereto, duly endorsed, completed and acknowledged for transfer;

     (iv) General warranty deeds to the Owned Real Property included in the Acquired Assets and improvements of any such Owned Real Property;

     (v) A certificate,  in the form  prescribed by Treasury  Regulations  under
Section 1445 of the Code, that each Seller (other than Amcast Canada) is not a foreign Person within the meaning of Section 1445 of the Code;

     (vi) An opinion of legal counsel for Sellers including the matters set forth on Exhibit C;

     (vii) An agreement executed and delivered by Lee Brass Company and LBC Group Corp. containing a covenant not to compete in form and scope similar to
Section 5.3, except that Lee Brass Company and LBC Group Corp. will be free to sell brass fittings to any Person, including current and future customers of the Business, other than any Person to whom Elkhart Products sells brass fittings as of the Closing Date that are sourced from Lee Brass Company (except that Lee Brass Company and LBC Group Corp. may sell to any such Person at such time that
(A) such Person has not purchased any such brass fittings from Lee Brass Company and/or U.S. Purchaser during a continuous six-month period, (B) U.S. Purchaser permits Lee Brass Company or LBC Group Corp. in writing to sell to such Person, or (C) the Supply Agreement terminates, whichever occurs first);

     (viii) Documents required for the change of Elkhart Products' corporate name, resolutions of Elkhart Products' shareholders and a signed but unfiled certificate of amendment to its charter;

     (ix) An executed supply agreement between Lee Brass Company and U.S. Purchaser in the form attached as Exhibit D (the "Supply Agreement")

     (x) the Escrow Agreement duly executed by Sellers and the escrow agent to be identified therein; and

     (xi) Such further documents and instruments of sale, transfer, conveyance, assignment or delivery covering the Acquired Assets or any part thereof as Purchaser may reasonably require to assure the sale and assignment of the Acquired Assets as contemplated by this Agreement.

     (d) No Material Adverse Effect. No event, change, development or effect shall have occurred since July 21, 2004, that, individually or in the aggregate, would reasonably be expected to constitute or result in a Material Adverse Effect.

     6.3 Conditions to Obligations of Sellers. The obligation of Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing Date, of the following additional conditions (any of which may be waived, in whole or in part, by Amcast in writing):

     (a) Representations and Warranties True. The representations and warranties of the Buying Parties contained in Section 3 of this Agreement must have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as if made on the Closing Date (or to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all material respects as of such specified date), in each case interpreted without giving effect to any Materiality Qualifications, and at the Closing, each Buying Party must have delivered to each Seller a certificate to such effect, signed by a duly authorized officer of that Buying Party.

     (b) Performance of Covenants. The obligations of each Buying Party to be performed on or before the Closing Date pursuant to the terms of this Agreement must have been duly performed in all material respects on or before the Closing Date, and at the Closing Purchaser must have delivered to each Seller a certificate to such effect signed by a duly authorized officer of Purchaser.

     (c) Tender of Purchase Price. Purchasers must have tendered the Initial Cash Purchase Price for the Acquired Assets in Immediately Available Funds pursuant to Section 2.1 of this Agreement.

     (d) Additional Closing Documents of the Buying Parties. Sellers must have received at the Closing the following documents, each dated the Closing Date:

     (i) copies, certified by an authorized officer of each Buying Party, of resolutions of the board of directors of each Buying Party authorizing the execution and delivery of this Agreement and all other agreements, documents or instruments relating hereto and the consummation of the transactions contemplated hereby;

     (ii) the Instrument of Assumption, duly executed by Purchasers, pursuant to
Section 2.2 hereof;

     (iii) an opinion of legal counsel for the Buying Parties including the matters set forth on Exhibit E;

     (iv) the Supply Agreement, duly executed by U.S. Purchaser;

     (v) the Escrow Agreement duly executed by Purchasers and the escrow agent to be identified therein;

     (vi) an executed Transition Services Agreement between Lee Brass Company and U.S. Purchaser in the form attached as Exhibit F; and

     (vii) Such further documents and instruments reasonably requested by Sellers to assure the assumption of the Assumed Liabilities as contemplated by this Agreement.

     (e) Union Release. Sellers must have obtained a release, in a form reasonably acceptable to Sellers, from the Local 1315 of District 90 of the International Association of Machinists with respect to their obligations under the Union Contract.

7. INDEMNIFICATION.

     7.1 Indemnification by Sellers. Subject to the terms hereof, each Seller agrees to defend, indemnify and hold harmless each Buying Party, its Affiliates and their respective Representatives, successors and assigns ("Purchaser Indemnitees"), from and against any claim, liability, expense, encumbrance, penalty, assessment, judgment, cost, loss or other damage (including reasonable attorneys' fees and expenses) (collectively, "Claims") asserted against, imposed upon or incurred by any Purchaser Indemnitee by reason of, resulting from or arising out of:

     (a) any breach by any Seller of any representation or warranty made by such Seller in Section 4 of this Agreement or in any document executed and delivered by or on behalf such Seller to any Buying Party at Closing with respect to the transactions contemplated by this Agreement;

     (b) any breach or non-performance by any Seller of any covenant or agreement made by such Seller in this Agreement or in any document executed and delivered by or on behalf of such Seller to any Buying Party at Closing with respect to the transactions contemplated by this Agreement;

     (c) failure to comply with any bulk sale statutes applicable to the transactions contemplated by this Agreement;

     (d) the enforcement of the indemnification rights under this Section 7;

     (e) notwithstanding the disclosure of any matters on Schedules 4.9(a) through (g), any and all Environmental Liabilities that may be imposed upon or incurred by them arising out of or in connection with: (i) any and all Environmental Conditions, known or unknown, existing on or prior to the Closing Date on, at or underlying any of the Real Property, (ii) any acts or omissions of the Sellers relating to the ownership or operation of the Business on or prior to the Closing Date, (ii) the Sellers' on-site or off-site handling, storage, treatment or disposal of any Hazardous Materials generated by any Seller on or prior to the Closing Date, or (iii) any breach by Sellers of any representation or warranty contained in Section 4.9 hereof; and

     (f) the conduct of the Business by the Sellers or the ownership or use of the Acquired Assets by the Sellers before the Closing, except to the extent the Claim (i) is an Assumed Liability, (ii) is described in Section 7.1(e) or (iii) is based on or arises out of matters addressed in any representation or warranty contained in Section 4 (other than the representation and warranty contained in Section 4.31), including the Schedules in the Disclosure Letter, without regard to any materiality or knowledge qualifications.

     7.2 Indemnification by the Buying Parties. Each Buying Party agrees to defend, indemnify and hold each Seller, its Affiliates and their respective Representatives, successors and assigns ("Seller Indemnitees") harmless from and against any Claim asserted against, imposed upon or incurred by any Seller Indemnitee by reason of, resulting from or arising out of:

     (a) the Assumed Liabilities;

     (b) the conduct of the Business or the use of the Acquired Assets after Closing;

     (c) any breach by a Buying Party of any representation or warranty made by a Buying Party in Section 3 of this Agreement or in any document executed and delivered by or on behalf of a Buying Party to any Seller at Closing with respect to the transactions contemplated by this Agreement;

     (d) any breach or non-performance by a Buying Party of any covenant or agreement made by a Buying Party in this Agreement or in any document executed and delivered by or on behalf of a Buying Party to any Seller at Closing with respect to the transactions contemplated by this Agreement;

     (e) any obligations pertaining to Employees under WARN and any similar Laws with respect to the sale of the Acquired Assets pursuant to this Agreement; and

     (f) the enforcement of the indemnification rights under this Section 7.

     7.3 Determination of Loss. Indemnification pursuant to this Section 7 shall
be  payable  with  respect  to  any  Claim   described   herein  as  subject  to
indemnification upon the happening of the earlier of the following:

     (a) resolution of such Claim by mutual agreement between Sellers and the Buying Parties; or

     (b) the issuance of a final, non-appealable judgment, award, order or other ruling by an arbitrator pursuant to Section 9.8 hereof or by a court of competent jurisdiction.

     7.4 Limitations on Indemnification.

     (a) No Seller shall have any liability under this Section 7 until the aggregate amount of all Claims described in Section 7.1 exceeds $500,000 (the "Minimum Amount"), and then only for the amount by which such Claims exceed $250,000 (the "Threshold Amount"). Upon reaching the Minimum Amount, Sellers shall be liable to Purchaser Indemnitees with respect to Claims described in
Section 7.1 in excess of the Threshold Amount up to an aggregate amount of $10,000,000 (the "Maximum Amount"); provided, however, that the limitations set forth in this Section 7.4(a) shall not apply to the following Claims (the "Exception Claims"): Claims relating to Section 7.1(e), Claims arising from inaccuracies in the representations contained in Section 4.20, Claims arising from a breach of the covenants set forth in Section 5.12 or Claims for any Taxes owed by any Seller not included in the Assumed Liabilities. For purposes of this
Section 7.4(a) only, any amounts recovered by the Purchaser Indemnities under the Indemnification Insurance (other than amounts recovered pursuant to an Exception Claim), plus any amounts (other than amounts recoverable pursuant to an Exception Claim) that would have been recovered had the Purchaser Indemnitees
(i) complied with the terms and conditions of the Indemnification  Insurance and
(ii) not taken any Insurance Limitation Actions, shall be applied toward (and thereby reduce) the Maximum Amount.

     (b) No Buying Party shall have any liability under this Section 7 until the aggregate amount of all Claims described in Section 7.2 exceeds the Minimum Amount, and then only for the amount by which such Claims exceed the Threshold Amount. Upon reaching the Minimum Amount, the Buying Parties shall be liable to Seller Indemnitees with respect to Claims described in Section 7.2 in excess of the Threshold Amount up to an aggregate amount equal to the Maximum Amount; provided, however, that the limitations set forth in this Section 7.4(b) shall not apply to any Claim pursuant to Section 7.2(a).

     (c) Except for applicable deductibles or retention amounts set forth in the Indemnification Insurance and any amounts for Exception Claims exceeding the Maximum Amount, as a condition precedent to collecting any Claim under this
Section 7, the Purchaser Indemnitees must exhaust all reasonable efforts to recover under the Indemnification Insurance (including, if reasonable under the circumstances, bringing any Action against the insurer or underwriter thereunder); provided, however, that for purposes of this sentence, no Purchaser Indemnitee shall be required to file any lawsuit or other claim in a Forum. No Seller shall have any liability under this Section 7 with respect to any Claim or part of a Claim for which coverage under the Indemnification Insurance is available or would have been available had the Purchaser Indemnitees (i) complied with the terms and conditions of the Indemnification Insurance and (ii) not taken any Insurance Limitation Actions.

     (d) To the extent any Indemnifying Party indemnifies any Indemnified Party on any claim under this Section 7, the Indemnified Party shall, and shall cause each other of its Affiliates who may be Indemnified Parties to, assign to the Indemnifying Party, to the fullest extent allowable, their rights and causes of action with respect to such claim against third parties, or in the event assignment is not permissible, the Indemnifying Party shall be allowed to pursue such claim in the name of the Indemnified Party, at the Indemnifying Party's expense. To the extent that any Indemnifying Party pursues any such cause of action with respect to a claim against third parties, it shall take no action that would reasonably be expected to have an adverse effect on the Business or any Indemnified Party. The Indemnifying Party shall, in such case, be entitled to retain all recoveries for their own accounts made as a result of any such action. The Indemnified Party shall provide, and shall cause each other of its Affiliates who may be Indemnified Parties to provide, to the Indemnifying Party reasonable assistance in prosecuting such claim, including making their books and records relating to such claim available to the Indemnifying Party and making their employees available for interviews and similar matters. If any Indemnified Party recovers from a third party any part of a claim that had been paid by any Indemnifying Party pursuant to its indemnification obligations hereunder, that Indemnified Party shall promptly remit to the applicable Indemnifying Party the amount of such recovery without regard to the time limitations described in Section 7.7 below.

     (e) Any amounts recovered by an Indemnified Party from an Indemnifying Party under this Section 7 shall be treated as an adjustment to the Final Cash Purchase Price or Assumed Liabilities, as appropriate, and shall be net of any Tax effects to the Indemnified Parties or their Affiliates. For purposes of this paragraph, "Tax effect" shall mean, as applicable, the present value of (i) any refund, credit or reduction in otherwise required Tax payments including any interest payable thereon or (ii) any required payment of Tax, including any interest payable thereon. For purposes of this Section 7.4(d), present value shall be computed as of the later of the Closing Date or the first date on which the right to the refund, credit or other Tax reduction or the requirement to pay Taxes arises or otherwise becomes available to be utilized (regardless of the time that the Buying Parties or their Affiliates actually utilize the benefit),
(i) using the Tax rate applicable with respect to such Tax under applicable Law on such date, and (ii) using the interest rate on such date imposed on corporate deficiencies paid within thirty (30) days of the notice of proposed deficiency under the Code.

     (f) In computing the amount of any indemnification to which any Purchaser Indemnitee may be entitled under this Section 7 by virtue of a breach of Sections 4.4, if on the Financial Statements the amount of any liability has been understated or unrecorded or asset overstated, on the one hand, but on the other hand the amount of any other liabilities has been overstated or any assets understated, only the net effect (benefits or detriment as the same are determined in accordance with GAAP) of such errors shall be taken into account.

     (g) No Indemnified Party shall be entitled to any indemnity (i) on account of consequential, incidental or indirect damages or losses and, in particular, no "multiple of profits" or other items shall be applied in calculating any indemnity amount, or (ii) as to any Purchaser Indemnitee, in respect of any claim to the extent that the matter and the amount that is the subject of the claim is reflected on, accrued for or reserved against in the Final Closing Working Capital Statement.

     (h) No Indemnifying Party shall have any liability for indemnification with respect to any claim for indemnification that relates to the passing of, or any change in, after the Closing Date, any Law or any accounting policy, principle or practice or any increase in Tax rates in effect on the Closing Date, even if the change or increase has retroactive effect or requires action at a future date.

     (i) To the extent that any breach of a representation or warranty made by any Seller is capable of remedy or cure, each Purchaser Indemnitee shall, as a condition precedent to asserting a claim concerning the breach, afford Sellers a reasonable opportunity (which shall not be less than 30 days) to remedy or cure the breach and shall provide, and shall cause its Affiliates to provide, to Sellers all reasonable assistance (including access to buildings, offices, records, files, properties and assets) in connection with such remedy or cure. The Buying Parties agree that in the event of any breach of a representation or warranty giving rise to an indemnity obligation of Sellers, Purchaser shall take and shall cause each other Purchaser Indemnitee to take, and cooperate with Sellers, if so requested by Sellers, in order to take, all reasonable measures to mitigate the consequences of the related breach known to the Buying Parties (including taking steps to prevent any contingent liability known to the Buying Parties from becoming an actual liability). Sellers shall reimburse each Purchaser Indemnitee for its expenses in complying with this Section 7.4(h).

     (j) With respect to any claim for indemnification relating to environmental matters in which a Buying Party or any other Purchaser Indemnitee is required under applicable Law to initiate or conduct a response action, Sellers shall only be responsible to provide indemnification with respect to the most economically reasonable response action required under applicable Law. A claim arising out of off-site disposal that is resolved through agreement, settlement or consent among a group of potentially responsible parties with the appropriate Government shall be deemed economically reasonable as long as consistent with that affecting other similarly situated Persons. Sellers shall have the option to supervise and perform any response action and the Buying Parties shall, and shall cause each other Purchaser Indemnitee to, provide Sellers and their Representatives reasonable assistance, including access to any affected real property, to conduct the response action. All remediation shall be conducted in a manner that does not interfere unreasonably with a Purchaser's operation of the Real Property. Subject to Sellers' right to direct the work, Sellers shall keep the Buying Parties advised of, and may oversee, the implementation of the remediation. The Buying Parties, at their sole expense, may also reasonably inspect all stages of the remediation provided that such inspection does not interfere with or delay the work. To the extent a Buying Party or any other Purchaser Indemnitee elects to implement a response action without Sellers' written consent, which consent shall not be unreasonably withheld, all costs associated with such action shall be borne by the Buying Parties and each other Purchaser Indemnitee and not Sellers.

     7.5 Indemnification Procedure.

     (a) Third-Party Claims.

     (i) Promptly after receipt by a party entitled to be indemnified under this
Section 7 (an "Indemnified Party") of notice of the commencement of any Action for which the Indemnified Party intends to assert a claim for indemnification against another party (an "Indemnifying Party") under this Section 7, the Indemnified Party shall give notice to the Indemnifying Party of the commencement of such Action with reasonable promptness (so as to not prejudice the Indemnifying Party's rights).

     (ii) The Indemnifying Party shall be entitled to participate in any Action described in Section 7.5(a)(i) above and, to the extent that it wishes, to assume the defense of such Action with counsel reasonably satisfactory to the Indemnified Party. Following the assumption of defense by an Indemnifying Party, the Indemnifying Party shall not be liable for any subsequent fees of legal counsel or other expenses incurred by the Indemnified Party in connection with the defense of such Action, and the Indemnified Party shall have the right to participate in the defense with its own counsel at its own expense. No compromise or settlement of any claims in an Action shall be binding on an Indemnifying Party for purposes of the Indemnifying Party's indemnity obligations under this Agreement without the Indemnifying Party's express written consent.

     (iii) A party granted the right to direct the defense of any Action under this Section 7.5 shall (A) keep the other parties hereto informed of material developments in the Action, (B) promptly submit to the other parties copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received in connection with the Action, (C) permit the other parties and their counsel, to the extent practicable, to confer on the conduct of the defense of the Action, and (D) to the extent practicable, permit the other parties and their counsel an opportunity to review all legal papers to be submitted prior to their submission. The parties shall make available to each other and each other's counsel and accountants all of their books and records relating to the Action, and each party shall provide to the others such assistance as may be reasonably required to insure the proper and adequate defense of the Action. Each party shall use its good faith efforts to avoid the waiver of any privilege of another party. The assumption of the defense of any Action by an Indemnifying Party shall not constitute an admission of responsibility to indemnify or in any manner impair or restrict the Indemnifying Party's rights to later seek to be reimbursed its costs and expenses if indemnification under this Agreement with respect to the Action was not required. An Indemnifying Party may elect to assume the defense of an Action at any time during the pendency of the Action, even if initially the Indemnifying Party did not elect to assume the defense, so long as the assumption at such later time would not materially prejudice the rights of the Indemnified Party.

     (iv) A Claim for indemnification for any matter not involving a third-party claim may be asserted by written notice of the Claim, setting forth in reasonable detail the factual and contractual bases for the Claim, to the party from whom indemnification under this Section 7 is sought.

     7.6 Exclusive Remedy. From and after the Closing, this Section 7 constitutes the sole and exclusive remedy of the Buying Parties and Sellers with respect to any matters arising under or with respect to this Agreement or any document executed and delivered by any party to another party at Closing, and the Buying Parties and Sellers hereby irrevocably waive and release the others from any and all claims and other causes of action, including claims for contribution, relating to such matters. No party shall be entitled to rescind this Agreement following the Closing in the event of a breach of any representation, warranty or covenant made by another party in this Agreement. The provisions of this Section 7.6 shall not apply with respect to any matters constituting fraud on the part of the applicable party.

     7.7 Survival. The representations and warranties contained in Sections 3 and 4 hereof, and the indemnification obligations in Sections 7.1 and 7.2, shall survive and Claims in connection therewith may be asserted, subject to the limitations set forth in Section 7, only until the expiration of the second anniversary of the Closing Date; provided, however, that the representations and warranties set forth in Section 4.20 shall survive until the expiration of the statutes of limitations applicable to the matters to which such representations and warranties relate; the representations and warranties set forth in Sections 3.1, 3.2, 4.1, 4.2, the first sentence of Section 4.3, Section 4.9 and the indemnification obligations in Section 7.1(e) shall survive and Claims in connection therewith may be asserted for a period of six years after Closing; and provided, further, any specific Claim for which a specific written claim for indemnification as provided herein has been given to an Indemnifying Party prior to the date on which the right to make such Claim otherwise terminates as provided herein, may continue to be asserted pursuant to Section 7 hereof.

8.       TERMINATION.

     8.1 Termination Events. This Agreement may be terminated by mutual consent of Parent, on behalf of the Buying Parties, and Amcast, on behalf of Sellers. In addition, this Agreement may be terminated by notice given before or at the Closing as follows:

     (a) by any Seller if a Buying Party materially defaults in the timely performance of the Buying Parties' covenants, agreements or obligations contained in this Agreement, or the Buying Parties materially breach any of their representations or warranties set forth in this Agreement, and such default or breach is not cured within 20 days after written notice of the default or breach;

     (b) by Parent if any Seller materially defaults in the timely performance of any of such Sellers' covenants, agreements or obligations contained in this Agreement, or if any Seller materially breaches any of its representations or warranties set forth in this Agreement, and such default or breach is not cured within 20 days after written notice of the default or breach;

     (c) by Parent if any of the conditions in Sections 6.1 or 6.2 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Buying Parties to comply with its obligations under this Agreement) and the Buying Parties have not waived the condition on or before the Closing Date;

     (d) by any Seller if any of the conditions in Sections 6.1 or 6.3 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived the condition on or before the Closing Date; or

     (e) By any Seller or Buying Party if the Closing has not occurred (other than through the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before August 15, 2004, or such later date upon which the parties may agree in writing.

     8.2 Effect of Termination. If this Agreement is terminated by mutual agreement of Parent and Amcast, all further obligations of the parties under this Agreement shall terminate. If this Agreement is terminated by a party because of a breach of this Agreement by another party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of another party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies shall survive such termination unimpaired.

9.       MISCELLANEOUS.

     9.1 Entire Agreement. Except for the Confidentiality Agreement, this Agreement (including all schedules hereto) supersedes any and all other prior agreements, oral or written, among the parties hereto with respect to the subject matter hereof, and contains the entire agreement among the parties with respect to the transactions contemplated hereby. The schedules to this Agreement are being delivered as a separate document, and their contents are incorporated into this Agreement by reference.

     9.2 Amendments; Waiver. This Agreement may be amended, modified, superseded or canceled and any of its provisions may be waived only by a written instrument executed by all of the parties or, in the case of a waiver, by or on behalf of the party waiving compliance. The failure of any party at any time to require performance of any provision of this Agreement shall in no manner affect the right of that party at a later time to enforce the same or a different provision. No waiver by any party of any condition or of any breach of any provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of any breach of the same or a different provision. If any party expressly waives in writing an unsatisfied condition, representation, warranty, undertaking, covenant or agreement (or portion thereof) set forth herein, the waiving party shall thereafter be barred from recovering, and thereafter shall not seek to recover, any Claims from the other parties in respect of the matter or matters so waived.

     9.3 Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted transferees and assignees. Except as described in Section 5.18, neither this Agreement nor any interest herein may directly or indirectly be transferred or assigned by any party, in whole or in part, without the written consent of the other parties, except that Purchaser may effect any such assignment to any Affiliate, but any such assignment shall not relieve Purchaser of its duties and obligations contained in this Agreement.

     9.4 Notices. Any notice, request, demand or other communication to be given pursuant to the terms of this Agreement must be in writing and shall be deemed to have been duly given on the day it is delivered by hand, on the day it is sent by facsimile with confirmation of receipt by the transmitting facsimile machine, on the next business day after it is sent by a nationally recognized overnight mail service (delivery charge prepaid), or on the third business day after it is mailed first class, postage prepaid, in each case to the following addresses:

If to any Seller:                         Amcast Industrial Corporation
                                          7887 Washington Village Drive
                                          Dayton, Ohio  45499-3959
                                          Attention:  Joseph R. Grewe, President
                                          and Chief Executive Officer
                                          Facsimile:  937-291-7007
with copies to:                           Barnes & Thornburg LLP
                                          601 Campau Square Plaza
                                          99 Monroe Ave., NW
                                          Grand Rapids, Michigan  49503
                                          Attention: R. Paul Guerre, Esq.
                                          Facsimile: 616-742-3999

If to Parent or any Purchaser:            Aalberts Industries N.V.
                                          Sandenburgerlaan 4
                                          3947 CS Langbroek
                                          Netherlands
                                          Attention: Berend P. Bolkenstein
                                          Facsimile: 011-31-343-565-081

with copies to:                           Fulbright & Jaworski L.L.P.
                                          2200 Ross Avenue, Suite 2800
                                          Dallas, Texas  75201
                                          Attention: Harva R. Dockery, Esq.
                                          Facsimile: 214-855-8200

or to such other address or to such other person as any party shall have last designated by written notice provided to the other parties in the manner set forth in this Section 9.4.

     9.5 Severability and Reformation. If any provision of this Agreement or any application thereof shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement and any other application of such provision shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

     9.6 No Third Party Beneficiary. This Agreement is for the benefit of, and may be enforced only by, Sellers and the Buying Parties and their respective successors and permitted transferees and assignees, and is not for the benefit of, and may not be enforced by, any third party.

     9.7 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to conflict of law principles.

     9.8 Mediation and Arbitration. Subject to the indemnification provisions set forth in Section 7 above:

     (a) The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to mediate and arbitrate, shall be mediated before a mediator agreeable to both parties or, if they cannot agree, then before JAMS, or its successor. The mediation shall be conducted at a mutually agreeable location or, if they cannot agree, then at the JAMS office in Chicago, Illinois. Any party may commence mediation by providing to the other parties a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties shall cooperate with one another in selecting a mediator and in scheduling the mediation proceedings. The parties covenant that they shall participate in the mediation in good faith, and that they shall share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties or their Representatives, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other Action involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

     (b) Any party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or 45 days after the date of filing the written request for mediation, whichever occurs first. The mediation may continue after the commencement of arbitration if the parties so desire. Unless otherwise agreed by the parties, the mediator shall be disqualified from serving as arbitrator in the case. Arbitration may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including reasonable attorneys fees, to be paid by the party or parties against whom enforcement is ordered.

     (c) Any arbitration shall be conducted at a mutually agreeable location or, if the parties cannot agree, in Elkhart, Indiana. The arbitration shall be before a sole arbitrator mutually selected by the parties or, if they cannot agree, then before a retired judge to be selected by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, who shall thereafter administer the arbitration; provided however that JAMS shall identify the preceding ten
(10) arbitrations conducted by each arbitrator candidate and the lawyers involved in the arbitration. The arbitration shall be conducted pursuant to the foregoing rules except as set forth herein. The parties to the dispute shall be permitted to conduct pre-hearing discovery in the form of depositions and document production requests subject to the control of the arbitrator. The award of the arbitrator shall be a reasoned award specifying all essential findings of fact and conclusions of law necessary to support the award. Judgment on the award may be entered in any court having jurisdiction. In any proceeding to confirm the award, the court also shall have jurisdiction to review the award for errors of Law.

     (d) The cost of the arbitration shall initially be borne equally by the parties. In the award the arbitrator shall allocate, consistent with Section 7 hereof, all of the costs of the arbitration (and the mediation, if applicable), including the fees of the arbitrator and the reasonable attorneys' fees of the prevailing party, against the party or parties who did not prevail.

     9.9 Counterparts. This Agreement may be executed in two or more counterparts and by the parties on separate counterparts, all of which shall be considered one and the same instrument, and each of which shall be deemed an original. Each of the parties hereto (a) has agreed to permit the use, from time to time, of faxed or otherwise electronically transmitted signatures in order to expedite the consummation of the transactions contemplated hereby, (b) intends to be bound by its respective faxed or otherwise electronically transmitted signature, (c) is aware that the other parties hereto shall rely on the faxed or otherwise electronically transmitted signature, and (d) acknowledges such reliance and waives any defenses to the enforcement of the documents effecting the transaction contemplated by this Agreement based on the fact that a signature was sent by fax or otherwise electronically transmitted.

     9.10 Headings; Construction. The headings of the sections and paragraphs in this Agreement have been inserted for convenience of reference only and shall not restrict or otherwise modify any of the terms or provisions of this Agreement. Unless otherwise expressly provided, the words "including" or "includes" whenever used in this Agreement do not limit the preceding words or terms. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     9.11 Consent to Service of Process and Jurisdiction. The Buying Parties and Sellers agree that, in the event it becomes necessary for any party to enforce the provisions of Section 9.8 of this Agreement or any arbitration award obtained pursuant to Section 9.8 of this Agreement by legal action, the parties hereby consent that suit may be brought hereunder in any court of appropriate jurisdiction in Elkhart County, Indiana, U.S.A., or in the United States District Court for the Northern District of Indiana, regardless of the state, county or country in which any party may reside or have such parties domicile (corporate or individual) at the time of any such action. The Buying Parties and Sellers consent to service of process and other notices given or required in any proceedings submitted to arbitration by either party pursuant to the provisions of Section 9.8 by personal delivery or by registered mail addressed to such party at the addresses set out in Section 9.4. However, any party may serve legal process in any other manner permitted by Law or the rules of the American Arbitration Association.

     9.12 Appointment of Amcast as Agent for Sellers. Amcast is hereby constituted and appointed as agent and attorney-in-fact for and on behalf of all other Sellers. Without limiting the generality of the foregoing, Amcast has full power and authority, on behalf of each Seller and its successors and assigns, to
(a) interpret the terms and provisions of this Agreement and the documents to be executed and delivered by the Sellers in connection herewith, (b) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with this Agreement and the consummation of the transactions contemplated by this Agreement and all related agreements, (c) receive service of process in connection with any claims under this Agreement or any related agreements, (d) agree to negotiate, enter into settlements, and compromises of, assume the defense of claims, demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims and to take all actions necessary or appropriate in the judgment of Amcast for the accomplishment of the foregoing, (e) give and receive notices and communications, (f) authorize delivery to Purchaser of any amounts in satisfaction of Claims, (g) object to such deliveries, and (h) take all actions necessary or appropriate in the judgment of Amcast on behalf of Sellers in connection with this Agreement and all related agreements.

     9.13 Certain Information. Neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any item in any schedule in the Disclosure Letter is intended, or will be construed or offered in any dispute among the parties as evidence of, the material nature of such dollar amount or item, nor shall it establish any standard of materiality upon which to judge the inclusion of any other items in the Disclosure Letter. The information contained in this Agreement and the Disclosure Letter is disclosed solely for the purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party to any Person (other than the parties to this Agreement for the purposes of this Agreement) of any matter whatsoever, including of any violation of Law or breach of any contract.

10. CERTAIN DEFINITIONS.

     10.1 Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings given to them below:

     "Action" means any action, suit, complaint, claim, counter-claim, petition, set-off, inquiry, investigation, administrative proceeding, arbitration, or private dispute resolution proceeding, whether at law, in equity, by contract, or otherwise, and whether conducted by or before any Government, any Forum, or other Person.

     "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with the former Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Code" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

     "Consent" means any consent, authorization, order or approval of, or filing or registration with, or notification.

     "Disclosure Letter" means the schedules to Sellers' representations and warranties in Section 4 of this Agreement.

     "Employee Liabilities" means all liabilities or obligations of Sellers and ERISA Affiliates to their employees and the spouses, dependents and beneficiaries  of such  employees  (except to the extent  such  liabilities  are expressly assumed by Purchasers pursuant to Section 2.2); any and all liabilities or obligations related to or arising under any Seller Benefit Plan (except to the extent such liabilities are expressly assumed by Purchasers pursuant to Section 2.2); and any Seller Contribution Liabilities and any Seller Withdrawal Liabilities.

     "Employees" means all full time and part-time employees (hourly and salaried) of each Seller who perform services primarily in connection with the Business (including any such employees who are not actively at work on the Closing Date due to vacation, approved leave of absence, sick leave, short-term disability leave, leave under the Family and Medical Leave Act, but excluding any such employees who are on long-term disability leave under a long-term disability plan or program maintained by a Seller or an ERISA Affiliate.

     "Environmental Conditions" means any pollution, contamination, degradation, damage or injury caused by, related to, arising from, or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, Release (as that term is defined below), or emission of any Hazardous Materials that would constitute a violation of any Environmental Law.

     "Environmental Laws" means all Laws applicable to the Business or the Real Property and relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (iii) exposure to hazardous, toxic or other substances alleged to be harmful, and includes (1) the terms and conditions of any Permit by any Government, and (2) judicial, administrative, or other regulatory decrees, judgments, and orders of any Government. The term "Environmental Laws" shall include, but not be limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C.ss. 7401 et seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C.ss. 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C.ss. 11011 et seq., the Toxic Substances Control Act, 15 U.S.C.ss.2601 et seq., the Water Pollution Control Act, 33 U.S.C.ss. 1251 et seq., the Safe Drinking Water Act, 42 U.S.C.ss. 300f et seq., CERCLA, 42 U.S.C.ss.9601 et seq., and any state, county, or local regulations similar thereto.

     "Environmental Liabilities" shall mean any and all liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, clean-up, investigative, and/or monitoring costs and any other related costs and expenses), other causes of action, damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, reasonable attorney fees and other legal fees (i) pursuant to any agreement, order, notice, requirement, responsibility, or directive (including directives embodied in Environmental Laws), injunction, judgment or similar documents (including settlements) arising out of or in connection with any Environmental Laws, or (ii) pursuant to any claim by a Government or other Person for personal injury, property damage, damage to natural resources, remediation, or similar costs or expenses incurred or asserted by such entity or person pursuant to common law or statute arising out of or in connection with any Environmental Condition.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means any Seller and all other trades or businesses, whether or not incorporated, which together with that Seller would be deemed a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code.

     "Facilities" means Sellers' respective facilities located in Elkhart, Indiana, Geneva, Indiana, Fayetteville, Arkansas, and Burlington, Ontario at which the Business is conducted.

     "Forum" means any federal, state, local or municipal court, governmental agency, administrative body or agency, tribunal, private alternative dispute resolution system, or arbitration panel.

     "GAAP" means United States generally accepted accounting principles.

     "Government" means any domestic or foreign government, whether federal, provincial, state, territorial, local or municipal, or any governmental agency, ministry, tribunal department, commission, board, bureau, agency, instrumentality, unit, or taxing authority thereof or any other instrumentality exercising or purporting to exercise legislative, judicial, regulatory or administrative functions pertaining to government.

     "GST" means taxes, interest, penalties and fines imposed under Part IX of the Excise Tax Act (Canada) and the regulations made thereunder; and "GST Legislation" means such act and regulations collectively.

     "Hazardous Materials" means any (i) toxic or hazardous materials or substances; (ii) solid wastes, including asbestos, polychlorinated biphenyls, urea-formaldehyde foam, mercury, chemicals, flammable or explosive materials;
(iii) radioactive materials; (iv) petroleum wastes and spills or Releases of petroleum products; and (v) any other chemical, pollutant, contaminant, substance or waste that is regulated by any Government under any Environmental Law.

     "Insurance Limitation Actions" means any action, statement or occurrence made by or on behalf of any Purchaser Indemnitee that limits, reduces or eliminates coverage under the Indemnification Insurance for any Claim, including any inaccuracy in any application or other statement made in connection with obtaining the Indemnification Insurance, any cancellation or modification of the Indemnification Insurance, or any assignment or waiver of rights under the Indemnification Insurance.

     "Intellectual Property" means intellectual property of every kind and nature, including all inventions, discoveries, ideas, procedures, algorithms, patterns, bills of materials, information, data, samples, formulae, specifications, plans, drawings, blueprints, compositions, processes, designs, technology, know-how, capabilities, confidential information and trade secrets (whether or not patentable or reduced to practice), confidential or proprietary technical and business information, computer software (including source code and object code), domain names, United States and foreign patents and petty patents (including continuations, continuations-in-part, divisions, reissues, re-examinations, extensions and renewals), patent applications, United States, state or foreign registered and unregistered trade names, brand names, trademarks, service names, service marks, logos and designs (and applications for registration of the same), goodwill symbolized or associated with any of them, copyrights and copyright registrations (and applications for the same), extensions, renewals, United States and foreign registrations and applications to register copyrights, technical manuals and documentation made or used in connection with any of the foregoing.

     "Law" means all federal, provincial, territorial, state, local or municipal constitutions, statutes, rules, regulations, ordinances, acts, codes, legislation, conventions and similar laws and legal requirements of any Government, as in effect on the date of this Agreement.

     "Lien" means any mortgage, pledge, hypothecation, security interest, encumbrance, lien or charge of any kind, however evidenced or created.

     "Material Adverse Effect" means an actual, material adverse effect on the financial condition of the Business considered as a whole, but shall be deemed to exclude (i) any changes resulting from general economic, regulatory or political conditions, (ii) acts attributable to, omissions by or circumstance affecting Parent, Purchaser or their Affiliates, or (iii) circumstances that affect the industries in which the Business operates generally.

     "Multiemployer Plan" means a plan that is both a pension benefit plan (as defined in section 3(2) of ERISA) and a multiemployer plan (as defined in section 3(37) of ERISA).

     "Ordinary Course of Business" means a course of action with respect to the Business that is consistent with the past practices of the Business and is taken in the ordinary course of the normal day-to-day operations of the Business.

     "Permits" means permits, tariffs, authorizations, licenses, certificates, variances, consents, interim permits, approvals, franchises and rights under any Law or otherwise issued or required by any Government and any applications for any of the foregoing which are required by Law for a Seller to engage in the Business as currently conducted.

     "Permitted Liens" means (a) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the Ordinary Course of Business; (b) Liens for Taxes, assessments and other governmental charges (i) that are not due and payable or (ii) that are being contested in good faith by appropriate proceedings, and are specifically identified on Schedule 4.3 as "Permitted Liens"; (c) water, sewage and similar charges; (d) Liens arising or resulting from any action taken by Purchaser or its Affiliates; (e) Liens relating to easements, rights of way, restrictions and other similar Liens that do not materially interfere with the ordinary conduct of operations or that would be disclosed by an accurate survey; (f) Liens relating to imperfections or defects in title that do not materially adversely affect the value or use of the applicable asset; (g) Liens arising under Law in favor of landlords; (h) Liens that constitute Assumed Liabilities; and (i) those Liens listed on Schedule 4.3 and specifically identified as "Permitted Liens".

     "Person" means and includes an individual, a partnership,  a joint venture,
a  corporation,   a  limited  liability  company,  a  trust,  an  unincorporated association or organization, and a Government.

     "Plan Year" means the fiscal year of the applicable plan.

     "Purchaser Retirement Plan" means a defined contribution retirement plan established after the Closing for the benefit of Transferred Employees that is intended to satisfy the requirements of section 401(a) of the Code.

     "Real Property" means, collectively, the Owned Real Property and the real property leased by a Seller pursuant to a Facility Lease.

     "Release" or "Released" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment of any Hazardous Materials.

     "Representative" means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, lenders, accountants and financial advisors.

     "Seller Benefit Plan" shall mean each of the following that is maintained by a Seller or an ERISA Affiliate or with respect to which a Seller or an ERISA Affiliate may have any liability contingent or otherwise: (a) any employee welfare benefit plan or employee pension benefit plan as defined in sections 3(1) and 3(2) of ERISA, including a plan that provides retirement income or results in deferrals of income by employees for periods extending to their terminations of employment or beyond, and a plan that provides medical, surgical or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment and (b) any other material employee benefit agreement or arrangement that is not an ERISA plan, including any deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan, golden parachute agreement, severance pay plan, dependent care plan, cafeteria plan, employee assistance program, scholarship program, vacation policy, or other similar plan, agreement or arrangement.

     "Seller   Contribution   Liabilities"   means  (a)  all   obligations   for
contributions required to be made by Sellers and ERISA Affiliates with respect to Seller Benefit Plans other than the I.A.M. Multiemployer Plan, and (b) except to the extent such obligations are accrued for or reserved against on the Final Closing Working Capital Statement, all obligations for contributions required to be made by Sellers and ERISA Affiliates with respect to the I.A.M. Multiemployer Plan for the time period ending on the Closing Date.

     "Seller Multiemployer Plan" means a Seller Benefit Plan that is a Multiemployer Plan.

     "Seller Retirement Plan" means a Seller Benefit Plan that is both a defined contribution retirement plan and intended to satisfy the requirements of section 401(a) of the Code.

     "Seller Withdrawal Liabilities" means all obligations of Sellers and ERISA Affiliates for withdrawal liabilities under section 4201 of ERISA incurred by reason of events occurring on or prior to the Closing Date.

     "Sellers' Knowledge" shall mean the actual knowledge of Joseph Grewe, Francis Drew, Dale Dieckbernd, Lance Ladehoff or Scott Miller and such knowledge as any of those Persons would reasonably be expected to have because of such Person's position with a Seller.

     "Tax Return" shall mean any report, return, statement, notice, form, declaration, claim for refund or other document or information filed, submitted to, or required to be supplied to a Government in connection with the determination, assessment, collection or payment of any Tax, including any schedule or attachment to or amendment of any of the foregoing.

     "Taxes" shall mean all income, property, sales, use, customs, franchise, value added, ad valorem, withholding, employees' income withholding, and social security and Medicare taxes imposed by any Government, and all interest and penalties thereon.

     All other capitalized terms used in this Agreement that are not defined in this Section 10 but defined elsewhere in this Agreement shall have for purposes of this Agreement the meanings set forth elsewhere in this Agreement and include the following:


          Defined Term                              Where Defined
          Accountants                               .....................2.4(b)
          Accounts Receivable                       .....................1.1(e)
          Acquired Assets                           ........................1.1
          Acquisition Proposals                     .......................5.17
          Affected Taxes                            .....................2.2(b)
          Agreement                                 ...................Preamble
          Amcast                                    ...................Preamble
          Amcast Canada                             ...................Preamble
          Amcast Parties                            .......................5.17
          Assumed Liabilities                       ........................2.2
          Audited Financial Statements              ........................4.4
          Backlog Orders                            .......................4.30
          Business                                  ...................Recitals
          Buying Parties                            ..........................3
          Canadian Purchaser                        ...................Preamble
          CERCLA                                    .....................4.9(c)
          Claims                                    ........................7.1
          Closing                                   ........................1.3
          Closing Date                              ........................1.3
          Closing Working Capital Statement         .....................2.4(b)
          COBRA                                     ....................4.10(d)
          Code                                      ........................2.6
          Competitive Business                      ........................5.3
          Competitive Products                      ........................5.3
          Confidentiality Agreement                 ....................5.11(a)
          Contract                                  .....................1.1(h)
          Disclosure Letter                         .......................4.30
          Elkhart Products                          ...................Preamble
          Equipment                                 .....................1.1(c)
          Escrow Agreement                          ........................2.1
          Escrow Funds                              ........................2.1
          Excluded Assets                           ........................1.2
          Facility Leases                           .....................1.1(h)
          Final Cash Purchase Price                 .....................2.4(b)
          Final Closing Working Capital Statement   .....................2.4(b)
          Financial Statements                      ........................4.4
          HSR Act                                   ........................5.1
          Immediately Available Funds               ........................2.1
          Including                                 .......................9.10
          Indemnification Insurance                 ........................2.1
          Indemnified Party                         ........................7.5

          Indemnifying Party                        ........................7.5
          Initial Cash Purchase Price               ........................2.1
          Instrument of Assumption                  ........................2.2
          Inventory                                 .....................1.1(a)
          Listed Intellectual Property Assets       .....................1.1(k)
          Marked Materials                          ........................5.7
          Material Contract                         ....................4.11(a)
          Materiality Qualifications                .......................5.17
          Maximum Amount                            .....................7.4(a)
          Minimum Amount                            .....................7.4(a)
          Multiemployer Plan                        .....................2.2(d)
          Owned Real Property                       .....................1.1(l)
          Parent                                    ...................Preamble
          Prepaid Expenses                          .....................1.1(d)
          Products Liability                        .......................4.16
          Proprietary Information                   .....................1.1(f)
          Purchasers                                ...................Recitals
          Purchaser Indemnitees                     ........................7.1
          Real Property Improvements                .....................4.5(e)
          Reimbursement Expenses                    ....................5.19(d)
          Related Parties                           .......................4.20
          Review Period                             .....................2.4(b)
          Seller Indemnitees                        ........................7.2
          Sellers                                   ...................Preamble
          Supplies                                  .....................1.1(b)
          Supply Agreement                          .....................6.2(c)
          Target Working Capital                    .....................2.4(a)
          Tax benefit                               .....................7.4(e)
          Threshold Amount                          ........................7.4
          Transferred Employee                      .....................5.5(a)
          Unaudited Balance Sheet                   ........................4.4
          Unaudited Financial Statements            ........................4.4
          Union Contract                            .....................1.1(h)
          U.S. Purchaser                            ...................Preamble
          Variance                                  ....................5.19(c)
          WARN                                      .....................5.5(a)
          Working Capital                           .....................2.4(d)



                                   *  *  *  *  *

     Purchaser and Sellers have caused this Asset Purchase Agreement to be duly executed as of the date first set forth above.

                                          BUYING PARTIES:

                                          AALBERTS INDUSTRIES U.S. HOLDING CORP.

                                          By:
                                          Its:

                                          ELKHART PRODUCTS CORPORATION
                                          (a Delaware corporation)

                                          By:
                                          Its:


                                          ELKHART PRODUCTS, LTD.
                                          (a Canada corporation)

                                          By:
                                          Its:

                                          SELLERS:

                                          Amcast Industrial Corporation

                                          By:
                                          Its:

                                          Elkhart Products Corporation
                                          (an Indiana corporation)

                                          By:
                                          Its:

                                          Amcast Industrial Ltd.

                                          By:
                                          Its: